Basic Lease Information

Date:	April 29, 2011
Tenant:	North Valley Bank, a California corporation
Address:	2999 Douglas Boulevard, Suite 160 Roseville, California 95661
Landlord:	Hines Douglas Corporate Center LP, a Delaware limited partnership
Address:	c/o Property Manager 3013 Douglas Boulevard, Suite 210 Roseville, California 95661
Leased Premises:	A portion of the First (1st) Floor of the Building, as shown on Exhibit A attached hereto
Net Rentable Area:	Approximately seven thousand fourteen (7,014) square feet of Net Rentable Area
Target Term Commencement Date:	August 1, 2011
Term Expiration Date:	The last day of the sixty-fifth (65th) full calendar month following the Term Commencement Date
Base Rent:	See Section 3.03
Base Year:	The calendar year of 2011
Security Deposit:	Sixteen Thousand One Hundred Thirty-Two and 20/100ths Dollars ($16,132.20)
Tenant's Broker:	CB Richard Ellis

LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease") is made and entered into as of the date specified in the Basic Lease Information Sheet attached hereto and incorporated herein by this reference, by and between the Landlord identified on the Basic Lease Information Sheet and the Tenant identified in the Basic Lease Information Sheet.

IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED IN THIS LEASE, THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1
Definitions

Certain terms used in this Lease and the Exhibits hereto shall have the meaning set forth below for each such term. Certain other terms shall have the meaning set forth elsewhere in this Lease and the Exhibits hereto.

1.01 "Additional Rent" shall mean all obligations of Tenant hereunder other than the obligation for payment of Gross Rent.

1.02 "Affiliate" shall mean any corporation, partnership or limited liability company which directly or indirectly controls or is controlled by or is under common control with Tenant (for this purpose, "control" shall mean the possession, directly or indirectly, of both the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities or partnership shares or by contract or otherwise, when combined with the ownership, directly or indirectly, of not less than fifty percent (50%) of all classes of the then outstanding stock, if the entity is a corporation, or of fifty percent (50%) of all classes of the profit interests, if the entity is a partnership or a limited liability company).

1.03 "Alterations" shall mean those alterations, additions or improvements in or to the Leased Premises described in Section 5.07.

1.04 "Assignment or Sublease Profit" shall have the meaning given that term in Section 5.06(d).

1.05 "Base Rent" shall mean the basic monthly rent payable by Tenant to Landlord pursuant to the provisions of this Lease.

1.06 "Base Year" shall mean the calendar year identified as the "Base Year" on the Basic Lease Information Sheet.

1.07 "Base Year Basic Operating Cost" shall mean the Basic Operating Cost for the Base Year.

1.08 "Basic Operating Cost" shall mean the expenses and costs described in Paragraph 2(a) of Exhibit C, subject to the exclusions described in Paragraph 2(b) of Exhibit C

and subject to any adjustments made to Basic Operating Cost pursuant to Paragraphs 2(c) and/or 2(d) of Exhibit C.

1.09 "Basic Operating Cost Adjustment" shall mean, for each calendar year during the Term after the Base Year, the difference, if any, between Basic Operating Cost Excess for that calendar year and Estimated Basic Operating Cost Excess for that calendar year.

1.10 "Basic Operating Cost Excess" shall mean, for each calendar year during the Term after the Base Year, the positive difference, if any, resulting from the subtraction of Base Year Basic Operating Cost from Basic Operating Cost for that calendar year.

1.11 "Basic Services" shall mean the services provided pursuant to Section 4.01.

1.12 "Building" shall mean the office building located at 2999 Douglas Boulevard, in the City of Roseville, California, commonly known as "Douglas Corporate Center I".

1.13 "Building Hours" shall mean 6:30 A.M. to 6:00 P.M. Monday through Friday, excluding legal holidays recognized by the State of California under Section 19853 of California Government Code (or any successor provision thereto); provided, however, that if Tenant is required under applicable laws or regulations to remain open during any such legal holidays, Landlord shall provide Building services, utilities and access as required during such legal holidays in order to permit Tenant's employees and invitees to use the Leased Premises.

1.14 "Building Standard Improvements" shall mean those improvements of the Leased Premises that are so defined in Exhibit B-1, or their equivalent.

1.15 "Commencement Letter" shall have the meaning given that term in Section 3.01.

1.16 "Common Areas" shall mean the total square footage of areas of the Building devoted to non-exclusive uses such as lobbies, fire vestibules, rest rooms, mechanical areas, tenant and ground floor corridors, elevator foyers, electrical and janitorial closets, ground floor lobbies, telephone and equipment rooms, and other similar facilities maintained for the benefit of Building tenants and invitees, but shall not mean Major Vertical Penetrations.

1.17 "Cost Pools" shall have the meaning given that term in Paragraph 2(d) of Exhibit C hereto.

1.18 "Estimated Basic Operating Cost Excess" shall mean, for each calendar year during the Term after the Base Year, Landlord's reasonable estimate of Basic Operating Cost Excess for that calendar year.

1.19 "Event of Default" shall mean the occurrence of any of the circumstances referred to in Section 7.09(a).

1.20 "Fair Market Rent" shall mean the rate being charged by Landlord (or by a subtenant or assignee of space in the Building in the event the determination of Fair Market Rent is being made in connection with a proposed sublease or assignment transaction) in the Building

for comparable space (or comparable space in non-equity transactions in comparable commercial office buildings in the City of Roseville), taking into consideration all relevant terms or conditions. The foregoing notwithstanding; (i) costs which are incurred by a landlord in connection with the negotiation and documentation of a lease transaction, and other costs incurred by a landlord which are not paid to or for the direct benefit of the tenant, shall not be considered; (ii) comparable transactions in which the rent for a renewal was discounted to a rate below the fair market rate, whether by the application of a percentage to the fair market rate or otherwise, shall be adjusted to reflect the fair market rate before the discount was applied; and (iii) renewal transactions in which the rent was either established at a pre-determined amount by reason of the exercise by the tenant of an option to renew or extend at a fixed rental rate or was established due to the operation of a pre-determined minimum or maximum amount shall not be regarded as comparable transactions.

1.21 "Gross Rent" shall mean the total of Base Rent and Tenant's Proportionate Share of Estimated Basic Operating Cost Excess.

1.22 "Hazardous Material" shall mean any (a) oil or other petrochemical hydrocarbons, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Project or to persons on or about the Project or (ii) cause the Project to be in violation of any Hazardous Materials Laws; (b) asbestos in any form, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", or "toxic substances" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §5101, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, 25501, and 25316 of the California Health and Safety Code; and Article 9 or Article 11 of Title 22 of the Administrative Code, Division 4, Chapter 20; (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Project or the owners and/or occupants of property adjacent to or surrounding the Project, or any other person coming upon the Project or adjacent property; and (e) other chemicals, materials or substances which may or could pose a hazard to the environment.

1.23 "Hazardous Materials Claims" shall mean any enforcement, cleanup, removal, remedial or other governmental or regulatory actions, agreements or orders instituted pursuant to any Hazardous Materials Laws; and any claims made by any third party against Landlord, Tenant or the Project relating to damage, contribution, cost recovery compensation, loss or injury resulting from the presence, release or discharge of any Hazardous Materials.

1.24 "Hazardous Materials Laws" shall mean any federal, state or local laws, ordinances, regulations or policies relating to the environment, health and safety, and Hazardous

Materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions on, under or about the Project, including, without limitation, soil, groundwater and indoor and ambient air conditions.

1.25 "Lease Month" shall mean a period commencing as of a particular date and continuing to and including the date immediately preceding the same date of the next calendar month (or, if the next calendar month does not contain such a same date due to it being shorter in duration, then continuing to and including the last day of such next calendar month). The First Lease Month shall commence as of the Term Commencement Date, and successive Lease Months shall be consecutively numbered.

1.26 "Leased Premises" shall mean the floor area more particularly shown on the Exhibit A floor plan attached hereto, containing the Net Rentable Area specified on the Basic Lease Information Sheet.

1.27 "Major Vertical Penetrations" shall mean the area or areas within Building stairs (including the landing at each floor), elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts and the like, that service more than one floor of the Building. The area with Major Vertical Penetrations shall be bounded and defined by the exterior surface of the perimeter walls thereof (or the extended plane of such walls over areas that are not enclosed). Major Vertical Penetrations shall exclude, however, areas for the specific use of Tenant or installed at the request of Tenant, such as special stairs or elevators.

1.28 "Net Rentable Area" shall (i) with respect to the Leased Premises, mean the square footage stated on the Basic Lease Information Sheet, and (ii) with respect to the Building, mean the "Rentable Area" of space within the Building determined in accordance with the "Standard Method for Measuring Floor Area in Office Buildings," approved as of June 7, 1996 by the American National Standards Institute, Inc., subject to adjustment by Landlord from time to time as a result of any additions and/or deletions to the Building as permitted under Section 6.02 below.

1.29 "Parent Entity" shall mean any corporation, partnership or limited liability company owning, directly or indirectly, not less than fifty percent (50%) of all classes of the then outstanding stock of Tenant, if Tenant is a corporation, or fifty percent (50%) of all classes of the profit interests in Tenant, if Tenant is a partnership or a limited liability company.

1.30 "Permitted Hazardous Materials" shall mean Hazardous Materials which are contained in ordinary office supplies of a type and in quantities typically used in the ordinary course of business within executive offices of similar size and quality in the City of Roseville, California, but only if and to the extent that such supplies are transported, stored and used in full compliance with all applicable laws, ordinances, orders, rules and regulations and otherwise in a safe and prudent manner. Hazardous Materials which are contained in ordinary office supplies but which are transported, stored and used in a manner which is not in full compliance with all applicable laws, ordinances, orders, rules and regulations or which is not in any respect safe and prudent shall not be deemed to be "Permitted Hazardous Materials" for the purposes of this Lease.

1.31 "Permitted Use" shall mean general office (including banking and related services) use; provided, however, that for the purpose of limiting the type of use permitted by Tenant, or an assignee of Tenant, but without limiting Landlord's right to lease any portion of the Building to a tenant of Landlord's choice, "Permitted Use," shall not include (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign government or political subdivision thereof; (iii) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or laboratory services are performed; (iv) schools or other training facilities that are not ancillary to executive, professional or corporate administrative office use; (v) retail or restaurant uses; (vi) broadcast studios or other broadcast production facilities, such as radio and/or television stations; (vii) product display or demonstration facilities; (viii) personnel agencies, except offices of executive search firms; (ix) research or testing laboratories; and (x) executive suite uses or other uses which license or lease office space for use by others as a primary business purpose.

1.32 "Project" shall mean the Building, the real property upon which the Building is located and all other improvements thereon or used and maintained by Landlord in connection therewith, together with all other buildings, improvements, facilities and other improved or unimproved real property now or hereafter added to or designated as part of the Project as permitted under Section 6.02 below.

1.33 "Real Property Taxes" shall mean those taxes described in Paragraph 2(a)(10) of Exhibit C.

1.34 "Rent" shall mean Gross Rent plus Additional Rent comprising all of Tenant's monetary obligations arising under this Lease.

1.35 "Target Term Commencement Date" shall mean the parties' estimate of the Term Commencement Date, which shall be the date stated on the Basic Lease Information Sheet.

1.36 "Security Deposit" shall mean the amount specified on the Basic Lease Information Sheet paid by Tenant to Landlord to be held pursuant to Section 5.14.

1.37 "Substantial Completion" shall mean (and the Leased Premises shall be deemed "Substantially Complete") when (i) installation of the Tenant Improvements to be installed by Landlord's contractor or subcontractors has occurred, (ii) Tenant has direct access from the street to the elevator lobby on the floor (or floors) where the Leased Premises are located, (iii) Basic Services are available to the Leased Premises, and (iv) appropriate governmental authorities have signed the permit card or otherwise indicated clearance for temporary or permanent occupancy of the Leased Premises (unless the issuance of such clearance is delayed by acts or omissions of Tenant or its agents or contractors, in which event Substantial Completion shall be deemed to have occurred notwithstanding that such a clearance has not been issued). Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete "punchlist" or similar corrective work. As used in this Section 1.37, the term "punchlist" shall mean minor items of incomplete or defective work or materials or mechanical maladjustments that are of such a nature that they do not materially interfere with Tenant's use of the Leased

Premises. No portion of any work to be performed by Tenant shall be taken into account in determining whether or not the Leased Premises are Substantially Complete.

1.38 **"Successor"** shall mean: (i) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated in accordance with the applicable statutory provisions for merger or consolidation of corporations, but only if, by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving the merger or created by such consolidation; (ii) any partnership or limited liability company into which Tenant is merged in accordance with the applicable statutory provisions for the merger of partnerships or limited liability companies, but only if the surviving entity agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease; and, (iii) any corporation, partnership or limited liability company acquiring the leasehold interest of Tenant under this Lease and substantially all of the other property and assets of Tenant or its Successor, but only if such entity agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease. Acquisition by Tenant or its successors of substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities of any corporation, shall be deemed a merger of such corporation into Tenant for purposes of this Lease.

1.39 **"Tenant Extra Improvements"** shall mean the extent to which the existing and future alterations, additions and improvements in, on or to the Leased Premises exceed or would exceed in quality or quantity the Building Standard Improvements. In instances where this Lease refers to Tenant Extra Improvements as a standard for the provision of services, maintenance, repair or replacement by Tenant or Landlord, such reference shall be to the difference in required services, maintenance, repairs or replacements between the Tenant Improvements as constructed in the Leased Premises and the Building Standard Improvements, had the Building Standard Improvements been constructed in the Leased Premises.

1.40 **"Tenant Improvements"** shall mean the Building Standard Improvements (if any) and Tenant Extra Improvements (if any) installed or to be installed for Tenant as approved by Landlord pursuant to Exhibit B.

1.41 **"Tenant's Broker"** shall mean Tenant's broker stated on the Basic Lease Information Sheet.

1.42 **Intentionally Omitted.**

1.43 **"Tenant's Proportionate Share"** is based on the percentage that the Net Rentable Area of the Leased Premises bears to one hundred percent (100%) of the total Net Rentable Area of the Building.

1.44 **"Term"** shall mean the period from the Term Commencement Date and ending on the Term Expiration Date, unless sooner terminated pursuant to the terms of this Lease.

1.45 **"Term Commencement Date"** shall mean the date when the Term commences as determined pursuant to Section 3.01 hereof.

1.46 "Term Expiration Date" shall mean the date stated on the Basic Lease Information Sheet. Except to the extent and in the manner, if any, otherwise expressly provided in this Lease, Tenant shall not have any right to extend the Term.

ARTICLE 2
Leased Premises

2.01 Lease. Landlord leases to Tenant and Tenant leases from Landlord the Leased Premises upon all of the terms, covenants and conditions set forth herein.

2.02 Access to the Leased Premises. Tenant shall be granted access to the Leased Premises twenty-four (24) hours per day, every day of the year, provided that such access shall: (i) be in accordance with all reasonable security measures as may be imposed by Landlord from time to time and as are generally applicable to tenants of the Building and their invitees; and, (ii) be subject to restrictions on access imposed or recommended as a result of an emergency. In addition, Landlord shall make reasonable efforts to allow Tenant to enter the Leased Premises during the two (2) week period immediately prior to the Term Commencement Date, for the purpose of installing furniture, fixtures, data cabling and equipment. Such entry shall be subject to all the terms and conditions of this Lease, other than the obligation to pay Base Rent. During such early occupancy, Tenant shall not interfere with or delay completion of the Tenant Improvements. Early entry shall not advance the expiration date of this Lease. Landlord shall have the right to charge Tenant for any utility or other costs incurred as a result of Tenant's early entry into the Leased Premises.

2.03 Landlord's Reserved Rights. Landlord reserves from the leasehold estate hereunder, in addition to all other rights reserved by Landlord under this Lease: (i) all exterior walls and windows bounding the Leased Premises, and all space located within the Leased Premises for Major Vertical Penetrations, conduits, electric and all other utilities, air-conditioning, sinks or other Building facilities that do not constitute Tenant Extra Improvements, the use thereof and access thereto through the Leased Premises for operation, maintenance, repair or replacement thereof, and (ii) the right from time to time, without unreasonable interference with Tenant's use of and access to the Leased Premises, to install, remove or relocate any of the foregoing for service to any part of the Building, to make alterations or additions to and to build additional stories on the Building, to alter or relocate any other Common Area facility or any other common facility to make changes or alterations therein or enlargements thereof, and to restrict access to portions of the Common Areas. Landlord shall have the sole and exclusive right to possession and control of the Common Areas and all other areas of the Project outside the Leased Premises, provided that Tenant shall have the right to the non-exclusive use of those portions of the Common Areas necessary for reasonable access to the Leased Premises or otherwise designated by Landlord from time to time for the non-exclusive use of Tenant.

ARTICLE 3
Base Rent, Term and Use

3.01 Term. Except as otherwise provided herein, the Term shall commence upon Substantial Completion of the Leased Premises (as such date may be adjusted pursuant to the

provisions of Exhibit B to this Lease) and shall continue in full force for the Term. If the Leased Premises are not Substantially Complete by the Target Term Commencement Date for any reason, Landlord shall not be liable for any claims, damages or liabilities by reason thereof, but the Term Commencement Date shall be the day when the Leased Premises are Substantially Complete (as such date may be adjusted pursuant to the provisions of Exhibit B to this Lease). The foregoing notwithstanding, Landlord shall use commercially reasonable efforts to achieve Substantial Completion by the Target Term Commencement Date. Landlord shall provide Tenant as much notice as circumstances allow of the date when Landlord expects to achieve Substantial Completion, based upon the progress of the work. At Landlord's option, promptly after the determination of the Term Commencement Date, Landlord and Tenant shall execute and deliver a commencement letter in the form attached as Exhibit G (the "Commencement Letter"). Tenant's failure to execute and return the Commencement Letter, or to provide written objection to the statements contained in the Commencement Letter, within thirty (30) days after the date such Commencement Letter is delivered to Tenant, if at all, shall be deemed an approval by Tenant of the statements contained therein. Tenant's obligation to pay Rent and its other obligations under this Lease shall commence upon the Term Commencement Date (except as expressly otherwise provided herein with respect to obligations arising earlier).

3.02 Use. Tenant shall use the Leased Premises solely for the Permitted Use and for no other use or purpose.

3.03 Payment of Base Rent. Tenant shall pay the Base Rent with adjustments and in the manner hereinafter set forth:

(a) Base Rent shall commence on and as of the Term Commencement Date and shall be payable during the Term at the following rates:

Lease Months	Annual Rate per Square Foot of Net Rentable Area	Monthly Base Rent
1 through 12	$2.05	$14,378.70
13 through 24	$2.10	$14,729.40
25 through 36	$2.15	$15,080.10
37 through 48	$2.20	$15,430.80
49 through 60	$2.25	$15,781.50
61 through 65	$2.30	$16,132.20

(b) Provided no Event of Default exists under this Lease and subject to the provisions of this Section 3.03(b), Tenant shall not be required to pay Base Rent, commencing as of the Term Commencement Date and continuing through and including the last day of the Fifth (5th) Lease Month following the Term Commencement Date (or such shorter period as may apply due to the application of the last sentence of this Section 3.03(b) (the "Base Rent Forgiveness Period"). The other provisions of this Section to the contrary notwithstanding, Landlord and Tenant acknowledge that Base Rent for the Base Rent Forgiveness Period would be the sum of Fourteen Thousand Three Hundred Seventy-eight and 70/100ths Dollars ($14,378.70) per month, and a total of Seventy-one Thousand Eight Hundred Ninety-three and 50/100ths Dollars ($71,893.50) (the "Total Base Rent Forgiveness Amount"), in the absence of the forgiveness of the Base Rent for such period, and that such forgiveness is expressly

conditioned on the absence of any Event of Default existing hereunder. In the event of the occurrence of any such Event of Default, (i) such forgiveness shall terminate; and (ii) the Base Rent shall immediately return to the sum of Fourteen Thousand Three Hundred Seventy-eight and 70/100ths Dollars ($14,378.70) per month, from the date of the first occurrence of such event or condition. Landlord and Tenant hereby acknowledge and agree that the requirement of the payment of such Base Rent does not constitute a penalty or forfeiture, but rather only the reinstatement of Base Rent otherwise due. At Landlord's sole option, Landlord may elect to pay Tenant for all or any portion of the Total Base Rent Forgiveness, in which event Tenant shall be entitled only to that portion of the Total Base Rent Forgiveness that (i) Landlord did not pay to Tenant, and (ii) has not already been realized by Tenant (through abatement of Base Rent during the Base Rent Forgiveness Period or application to Estimated Excess Cost pursuant to the provisions of Exhibit B to this Lease).

(c) Base Rent for the first Lease Month following the Base Rent Forgiveness Period shall be paid upon execution of this Lease. Base Rent for the portion of the first full calendar month of the Term contained between the last day of the Base Rent Forgiveness Period and the first day of the following calendar month shall be prorated and the prorated installment shall be paid on the first day of the last calendar month of the Base Rent Forgiveness Period. Thereafter, Tenant shall pay Base Rent on the first day of each calendar month during the Term and any extensions or renewals thereof, in advance, without demand and without reduction, abatement, counterclaim or setoff, at the address specified on the Basic Lease Information Sheet or at such other address as may be designated by Landlord in the manner provided for giving notice under Section 7.19 hereof.

(d) If the Term terminates on other than the last day of a calendar month, then Base Rent provided for such partial calendar month shall be prorated and the prorated installment shall be paid on the first day of the calendar month next preceding the date of termination. If the rate at which Base Rent is payable under this Lease changes on a day other than the first day of a calendar month, then the Base Rent for such partial calendar month shall be prorated on a daily basis to take such change into account, and any additional amount due as a result of such proration shall be paid on the first day of the calendar month for which the proration occurs.

ARTICLE 4
Landlord Covenants

4.01 Basic Services. Landlord shall:

(a) Administer initial improvement of the Leased Premises in accordance with Exhibit B.

(b) Furnish Tenant during Tenant's occupancy of the Leased Premises for the Permitted Use:

(i) Hot and cold water (or tepid water) at those points of supply provided for general use of other tenants in the Building.

(ii) Central heating, ventilation and air conditioning service during Building Hours and at such temperatures and in such amounts as are considered by Landlord to

be standard or as may be permitted or controlled by applicable laws, ordinances, rules and regulations.

(iii) Maintenance, repairs, structural and exterior maintenance (including, without limitation, exterior glass and glazing), painting and electric lighting service for all public areas and special service areas of the Project in the manner and to the extent deemed by Landlord to be standard, subject to the limitation contained in Section 4.07.

(iv) Janitorial service on a five (5) day week basis, excluding holidays.

(v) An electrical system to convey power delivered by public utility providers selected by Landlord in amounts sufficient for normal office operations as provided in similar office buildings, but not to exceed Building standard usage, per square foot, as reasonably determined by Landlord, based upon the Building standard electrical load. Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. If it is determined that Tenant is using electricity in such quantities or during such periods as to cause the total cost of Tenant's electrical usage, on a monthly, per square foot basis, to materially exceed that which Landlord reasonably deems to be Building standard usage, Tenant shall pay Landlord for the full cost of such excess electrical usage and, if applicable, for the cost of purchasing and installing such measuring devices; and provided that if the installation and operation of Tenant's electrical equipment requires additional air conditioning capacity above that provided by Building Standard Improvements, then the additional air conditioning installation and operating costs shall be paid by Tenant.

(vi) The supply of and the installation of lamps, bulbs and ballasts used in the Leased Premises.

(vii) Public elevator service serving the floor or floors on which the Leased Premises are situated at all times, subject to curtailment or cessation due to the effects of applicable laws, ordinances, rules and regulations, the effects of emergencies, any interruption of utility services, and the effects of mechanical breakdowns or any damage to, or destruction of, the Building or Building systems.

(c) Subject to the provisions of Section 4.02 below, Landlord shall not be liable for damages to either person or property, nor for injury to or interference with Tenant's business (including, without limitation, interruptions or inconveniences in business operations and loss of profits), nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder by reason of (i) a deficiency in the provision of Basic Services, (ii) the breakdown or malfunction of lines, cables, wires, pipes, equipment or machinery utilized in supplying or permitting Basic Services or telecommunications, or (iii) the effects of applicable laws, ordinances, rules and regulations, the effects of emergencies, any interruption of utility services, and the effects of mechanical breakdowns or any damage to, or destruction of, the Building or Building systems. Landlord shall use reasonable diligence to make such repairs as may be required to lines, cables, wires, pipes, equipment or machinery within the Project to provide restoration of Basic Services and, where the cessation or interruption of Basic Service

has occurred due to circumstances or conditions beyond Project boundaries, to cause the same to be restored, by diligent application or request to the provider thereof. In no event shall any mortgagee or the beneficiary under any deed of trust referred to in Section 5.12 be or become liable for any default of Landlord under this Section 4.01(c).

4.02 Interruption of Basic Services. The provisions of Section 4.01(c) above notwithstanding, in the event that the Leased Premises ceases to be habitable for regular business use due to a continuous interruption of Basic Services that is within the reasonable control of Landlord to correct, and Tenant in fact ceases to use the Leased Premises by reason of such interruption, then Tenant shall be entitled to an abatement in Gross Rent due under this Lease. Abatement shall commence upon the fifth (5th) business day after the latter to occur of (i) written notice of such interruption from Tenant to Landlord, or (ii) cessation of use by Tenant by reason of such interruption, and shall continue until such interruption has been terminated. Anything in this Section 4.02 to the contrary notwithstanding, any entitlement of Tenant to an abatement of the Rent or any part thereof following damage to or destruction of the Leased Premises or the Project shall be governed by the provisions of Section 7.08 and not by the provisions of this Section 4.02.

4.03 Extra Services. Upon the prior written request of Tenant given with such advance notice as Landlord may reasonably require, Landlord shall provide to Tenant at Tenant's sole cost and expense (and subject to the limitations hereinafter set forth) the following services, but only to the extent such services are ordinarily and customarily provided to tenants of comparable commercial office buildings in the City of Roseville, California:

(a) Such extra cleaning and janitorial services required if Tenant Improvements are not consistent in quality and quantity with Building Standard Improvements;

(b) Additional air conditioning and ventilating capacity (including equipment necessary to quantify its usage) required by reason of any electrical, data processing or other equipment or facilities or services required to support the same, in excess of that which would be required for Building Standard Improvements;

(c) Heating, ventilation and air conditioning or extra electrical service (including equipment necessary to quantify its usage) provided by Landlord to Tenant during hours other than Building Hours (which, if provided, shall be provided for a minimum of two (2) hours in each instance) ; the current rate for such service is Thirty-five and No/100ths Dollars ($35.00) per hour but such charge is subject to adjustment from time to time without notice to Tenant in order to reflect changes in the actual costs incurred by Landlord in providing such service;

(d) Repair and maintenance service which is the obligation of Tenant hereunder;

(e) Any Basic Service in amounts determined by Landlord to exceed the amounts required to be provided under Section 4.01(b), but only if Landlord elects to provide such additional or excess service.

(f) Tenant shall pay Landlord the cost of providing any excess service pursuant to the provisions of this Section 4.03 (or an amount equal to Landlord's reasonable estimate of such cost, if the actual cost is not readily ascertainable) together with a reasonable administration fee, within ten (10) days following presentation of an invoice therefor by Landlord to Tenant. The cost chargeable to Tenant for all extra services shall constitute Additional Rent.

4.04 Window Coverings. Tenant shall not place or maintain any window coverings, blinds or drapes on any exterior window (other than those supplied by Landlord) without Landlord's prior written approval which Landlord shall have the right to grant or withhold in its absolute and sole discretion. Tenant acknowledges that breach of this covenant will directly and adversely affect the exterior appearance of the Project and/or the operation of the heating, ventilation and air conditioning systems.

4.05 Graphics and Signage. Landlord shall provide the initial identification of Tenant's name in the appropriate Building entry lobby. All signs, notices and graphics of every kind or character, visible in or from public corridors, the Common Area or the exterior of the Leased Premises shall be subject to Landlord's prior written approval which Landlord shall have the right to withhold in its absolute and sole discretion.

4.06 Tenant Extra Improvements. All additional Tenant Extra Improvements shall be installed at Tenant's cost, such installation to be made and paid for pursuant to the provisions of Exhibit B (if made in connection with the initial Tenant Improvements), or pursuant to the provisions of Section 5.07 (if made in connection with any Alterations). Landlord shall not seek the benefits of depreciation deductions or income tax credit allowances for federal or state income tax reporting purposes with respect to any Tenant Extra Improvements for which Tenant has fully reimbursed Landlord under this Section 4.06.

4.07 Repair Obligation. Landlord shall maintain and repair (i) the structural portions of the Building, (ii) the exterior walls of the Building, including, without limitation, glass and glazing, (iii) the roof of the Building, (iv) mechanical, electrical, plumbing and life safety systems, and (v) Common Areas. Landlord shall not be deemed to have breached its obligations under this Section 4.07 unless Tenant has given to Landlord written notice of any required repair and Landlord has not made such repair within a reasonable time following the receipt by Landlord of such notice. The foregoing notwithstanding: (i) Landlord shall not be required to repair damage to any of the foregoing to the extent caused by the acts or omissions of Tenant or it agents, employees or contractors, except to the extent covered by insurance carried by Landlord; and (ii) the obligations of Landlord pertaining to damage or destruction by casualty shall be governed by the provisions of Section 7.08. Landlord shall have the right but not the obligation to undertake work of repair that Tenant is required to perform under this Lease and that Tenant fails or refuses to perform in a timely and efficient manner following written notice from Landlord specifying the work of the repair that Tenant is required to perform. All costs incurred by Landlord in performing any such repair for the account of Tenant shall be repaid by Tenant to Landlord upon demand, together with an administration fee equal to fifteen percent (15%) of such costs.

4.08 Peaceful Enjoyment. Tenant shall peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof, provided that Tenant pays the Rent and performs all of Tenant's covenants and agreements herein contained. This covenant and the other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownerships of Landlord's interest hereunder.

4.09 Landlord's Compliance With Laws. Subject to the provisions of Exhibit C hereto and to the extent not the obligation of Tenant pursuant to the provisions of Section 5.09 below, Landlord shall perform such work as may be required to avoid the Project (excluding the Leased Premises and the premises leased to other tenants) being in violation of any federal, state and local laws, regulations, codes or ordinances with which, and to the extent, the Project is actually required to comply at a particular time, including, without limitation, the Americans with Disabilities Act of 1990 (as the same may be amended from time to time). The foregoing notwithstanding, Landlord shall not be deemed to have breached the obligations set forth in this Section 4.09 unless and until Landlord has failed to perform the required work within the later of: (i) a reasonable period following written notice of the required work from Tenant; or (ii) a reasonable period following the date upon which any administrative proceeding or litigation commenced by Landlord to object to a particular proposed requirement has been finally determined against Landlord and becomes not subject to further appeal; provided that Landlord shall continuously and diligently pursue completion of the required work until it is completed.

4.10 Building Riser Access. Tenant shall have reasonable, non-exclusive access to the Building's riser for the purpose of installing, operating, repairing, maintaining and replacing Tenant's telecommunications and data cabling used in connection with Tenant's business operations in the Leased Premises, subject to such reasonable rules, procedures and security measures (including, without limitation, the presence of Landlord's riser manager, at Tenant's expense) as Landlord may adopt, and subject to restrictions on access imposed or recommended as a result of an emergency.

4.11 Freight Elevator and Loading Dock Access. To the extent the Building contains a freight elevator and loading dock, Tenant shall have non-exclusive access to such freight elevator and loading dock at such times as are considered by Landlord to be standard and are scheduled in advance, subject to such reasonable rules, procedures and security measures (including, without limitation, the Rules and Regulations for the Project attached as Exhibit F) as Landlord may adopt, and subject to restrictions on access imposed or recommended as a result of an emergency.

ARTICLE 5
Tenant's Covenants

5.01 Payments By Tenant. Tenant shall pay Rent at the times and in the manner herein provided. All obligations of Tenant hereunder to make payments to Landlord shall constitute Rent and failure to pay the same when due shall give rise to the rights and remedies provided for in Section 7.09.

5.02 Construction of Tenant Improvements. Landlord shall cause its contractor to install the Tenant Improvements pursuant to Exhibit B. All additions to or improvements of the Leased Premises, whether of Building Standard Improvements or Tenant Extra Improvements, shall be and become the property of Landlord upon installation and shall be surrendered to Landlord upon termination of this Lease by lapse of time or otherwise, subject to Tenant's rights or obligations of removal with respect thereto as provided in this Lease. Although Tenant Extra Improvements become the property of Landlord upon installation, they are intended to be for the convenience of Tenant and are not intended to be a substitute for Rent or any part thereof.

5.03 Taxes on Personal Property and Tenant Extra Improvements. In addition to, and wholly apart from its obligation to pay Tenant's Proportionate Share of Basic Operating Cost Excess, Tenant shall be responsible for and shall pay prior to delinquency taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of its Tenant Extra Improvements or Alterations, on its interest pursuant to this Lease or on any use made of the Leased Premises or the Common Areas by Tenant in accordance with this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

5.04 Repairs By Tenant. Tenant shall maintain and repair the Leased Premises and keep the same in good condition, subject to reasonable wear and tear (but only to an extent consistent with the Leased Premises remaining in good condition and repair) and casualty damage that is not required to be repaired by Tenant hereunder. Tenant's obligation shall include, without limitation, the obligation to maintain and repair all walls, floors, entry doors, ceilings and fixtures and to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the utility outlets and other installations in the Leased Premises or anywhere in the Project, whatever the scope of the work of maintenance or repair required. Tenant shall repair all damage caused by removal of Tenant's movable equipment or furniture or the removal of any Tenant Extra Improvements or Alterations permitted or required by Landlord, all as provided in Section 5.18. At the request of Tenant, subject to Section 4.03 above, Landlord shall perform the work of maintenance and repair constituting Tenant's obligation pursuant to this Section 5.04 and as an "extra service" to be rendered pursuant to Section 4.03 at Tenant's sole cost and expense including, without limitation, the administration fee referred to therein. Any work of repair and maintenance performed by or for the account of Tenant by persons other than Landlord shall be performed by contractors approved by Landlord prior to commencement of the work and in accordance with procedures Landlord shall from time to time establish. All such work shall be performed in compliance with all applicable laws, ordinances, rules and regulations and Tenant shall provide to Landlord copies of all permits and records of inspection issued or obtained by Tenant in connection therewith to establish such compliance. Tenant shall also comply with all Landlord's construction procedures and requirements for the Project (including, without limitation, Landlord's requirements relating to insurance). Nothing herein contained, however, shall be deemed to impose upon Tenant the obligation to perform work of maintenance or repair required by reason of Landlord's negligence or wrongful acts or those of Landlord's agents or employees. Landlord may require by written notice to Tenant that Tenant shall install and maintain all required intrabuilding network cable and other communications wires and cables necessary to serve the Leased Premises from the point of presence in the Building of a telecommunications provider.

5.05 Waste. Tenant shall not commit or allow any waste or damage to be committed in any portion of the Leased Premises.

5.06 Assignment or Sublease.

(a) If Tenant intends to assign this Lease or sublet the Leased Premises or any part thereof, Tenant shall give Landlord written notice of such intent. Tenant's notice shall: (i) be accompanied by an exact copy of the proposed agreements between Tenant and the proposed assignee or subtenant; (ii) contain a statement of the name and legal form of the proposed assignee, subtenant or other transferee; (iii) contain a description of the business to be conducted at and from the Leased Premises by the proposed assignee or sublessee following the proposed assignment or subletting; and (iv) include a balance sheet as of a date not more than six (6) months preceding the delivery of the balance sheet to Landlord and operating statements for the last two fiscal years of the proposed assignee or sublessee. Tenant shall also promptly provide to Landlord any additional information or documents reasonably requested by Landlord within ten (10) days after receiving Tenant's notice.

(b) Landlord shall then have a period of twenty (20) days following such receipt of such additional information (or thirty (30) days from the date of Tenant's original notice if Landlord does not request such additional information) within which to notify Tenant in writing that Landlord elects either (i) in the event of an assignment of this Lease or a subletting of more than twenty percent (20%) of the Net Rentable Area of the Leased Premises for more than fifty percent (50%) of the remaining Term (excluding any unexercised option to extend the Term granted by Landlord to Tenant pursuant to Exhibit E attached hereto), to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant will be relieved of all further obligations hereunder as to such space, or (ii) to grant, either conditionally or unconditionally, or to deny its consent to the proposed assignment or subletting. The consent of the Landlord shall not be unreasonably withheld or conditioned. Tenant hereby acknowledges and agrees that, without limiting in any way other circumstances or factors under which Landlord could reasonably withhold or condition its consent to a proposed assignment or subletting, it shall be reasonable for Landlord to withhold or condition its consent where: (i) the use of the Leased Premises by such proposed assignee or subtenant would not be a Permitted Use; (ii) the financial resources or operating history of the proposed assignee or subtenant is not sufficient to assure that the proposed assignee or subtenant will be able to perform in a timely manner all of its obligations under this Lease or the proposed sublease, as applicable; (iii) the proposed assignee's or subtenant's use would involve the storage, use, treatment or disposal of any Hazardous Material (except for Permitted Hazardous Materials transported, stored and used in accordance with the provisions of this Lease); (iv) the proposed assignee or sublessee does not intend itself to occupy the entire portion of the Leased Premises assigned or sublet; (v) the proposed use by the proposed assignee or subtenant could cause the violation of any covenant or agreement of Landlord to any third party or would permit any other tenant to terminate its lease; (vi) the proposed subtenant or assignee then leases or occupies any other space in the Building, unless there is then no space in the Building comparable to the space subject to the proposed sublease or assignment; (vii) Landlord or Landlord's agent is then negotiating with the proposed assignee or sublessee or any of its Affiliates or Parent Entity or any of their representatives or agents concerning availability of space in the Project; (viii) the proposed subletting or assignment would, when taken together with all previous sublettings then still in effect,

materially increase the density of employees in the Leased Premises or the portion thereof subject to a sublease or materially increase the scope or usage of utilities and services required to be provided by Landlord under this Lease; (ix) result in more than three (3) occupancies in the Leased Premises; (x) Landlord determines that the proposed assignment or subletting would have the effect of decreasing the value of the Project or materially increasing the expenses associated with operating, maintaining and repairing the Project; (xi) in the case of a sublease, if the rent payable by the subtenant is less than the then Fair Market Rent for the space subject to the proposed sublease; (xii) Landlord determines that, after taking into consideration the provisions of the second sentence of Section 5.06(d) below, such proposed assignment or subletting could otherwise (A) result in the payment of any consideration that would not qualify as "rents from real property", as that term is defined in Section 856(d) of the United States Internal Revenue Code of 1986, as amended, or (B) cause any portion of the amounts payable under this Lease to fail to qualify as "rents from real property" within the meaning of said Section 856(d) of the Unites States Internal Revenue Code of 1986, as amended; or (xiii) the assignment or subletting would be in contravention of any provision in this Section 5.06.

(c) If Landlord fails to notify Tenant in writing of such election within said period, Landlord shall be deemed to have waived its option to terminate this Lease as to the space so affected as of the date so specified by Tenant. Failure by Landlord to approve a proposed subtenant or assignee shall not cause a termination of this Lease, and the sole remedy of Tenant shall be an action for injunctive or declaratory relief.

(d) Any Assignment or Sublease Profit realized by Tenant under any such assignment or sublease shall be divided and paid as follows: fifty percent (50%) to Tenant and fifty percent (50%) to Landlord. The term "Assignment or Sublease Profit" shall mean any rent or other consideration realized by Tenant under such sublease or assignment in excess of the Gross Rent payable hereunder for the same period (prorated on a per square foot of Net Rentable Area basis, in the case of a subletting of less than all of the Leased Premises), after prorating on a calendar monthly basis over the term of sublease or assignment, and deducting the prorata amount from each of the payments to be made in respect of any calendar month under the sublease or assignment: (i) reasonable leasing commissions and legal fees paid to third parties in connection with the subletting or assignment; and (ii) costs incurred by Tenant in performing Alterations or leasehold improvements for the subtenant or assignee. The foregoing notwithstanding, if more than one (1) payment of Assignment or Sublease Profit is to be made in respect of an assignment, then the amount which would otherwise be deducted from a single payment shall instead be prorated over each payment of Assignment or Sublease Profit to be made in respect of the assignment and the prorata amount shall be deducted from each such sublease or assignment payment. If, in connection with any assignment or subletting, the consideration received by Tenant pertains both to the assignment or subletting and other assets or rights which Tenant is conveying or transferring to the assignee or subtenant, then in no event shall the portion of such consideration allocated to the assignment or sublease be less than that required to cause the assignee or subtenant to have paid an amount equal to the then Fair Market Rent for the portion of the Leased Premises subject to the assignment or subletting. Within ten (10) days following the end of any calendar month during which Tenant receives any payment of Assignment or Sublease Profit, Tenant shall: (i) deliver to Landlord a copy of any instrument by which such payment was made, together with an accounting of any Assignment or Sublease

Profit arising in connection with such payment of Assignment or Sublease Profit; and, (ii) pay to Landlord Landlord's share (as calculated in accordance with this Section 5.06(d)).

(e) Without limiting the other events which may constitute an assignment of this Lease, the following shall be deemed an assignment of this Lease: (i) the pledging, mortgaging or encumbering of Tenant's interest in this Lease, or the Leased Premises or any part thereof; (ii) any occupancy of all of the Leased Premises by any person, firm, partnership, or corporation, or any groups of persons, firms, partnerships, or corporations, or any combination thereof, other than Tenant; (iii) an assignment or transfer by operation of law; (iv) a transfer, in one or more transactions occurring within a period of twelve (12) months, whether by sale, assignment, bequest, inheritance, operation of law or other disposition or by subscription of fifty percent (50%) or more of the corporate shares of, or partnership or other interests in, Tenant other than as a result of (A) the transfer of outstanding capital stock or other listed equity interests in Tenant, or the acquisition of shares in the initial public offering of Tenant's stock, by persons or parties through any recognized national or international securities exchange, or (B) the transfer of outstanding capital stock in Tenant by a shareholder into a living trust under which the transferor is the trustee and the beneficiary; (v) the dissolution of Tenant, unless such dissolution is immediately followed by the reconstitution of a successor entity which continues the business of Tenant with substantially the same ownership of shares or constituent partnership interests as existed prior to such dissolution; or, (vi) the sale or other transfer or disposition of substantially all of the assets of Tenant. Without limiting the other events which may constitute a subletting, any occupancy of less than all of the Leased Premises by any person, firm, partnership, or corporation, or any groups of persons, firms, partnerships, or corporations, or any combination thereof, other than Tenant and its employees and business guests, shall be deemed a subletting of the Leased Premises.

(f) In any subletting undertaken by Tenant, Tenant shall use commercially reasonable efforts to obtain not less than Fair Market Rent for the space so sublet. In any assignment of this Lease in whole or in part, Tenant shall use commercially reasonable efforts to obtain from the assignee consideration reflecting a value of not less than Fair Market Rent for the space subject to such assignment. Tenant shall provide to Landlord, upon Landlord's demand, true and correct executed copies of the documents constituting such sublease or assignment and any amendments thereof during the Term.

(g) The provisions of Sections 5.06(b), 5.06(d), 5.06(e), and 5.06(f) notwithstanding, Tenant may sublet the Leased Premises or any part thereof to an Affiliate or Parent Entity of Tenant without the necessity of obtaining the consent of Landlord. In the event that Tenant sublets the Leased Premises or any part thereof to an Affiliate or Parent Entity of Tenant in accordance with this Section 5.06(g), Tenant shall remain primarily liable with respect to its obligations under this Lease and, as to sublettings to Affiliates, Tenant shall remain the agent of the subtenant for the purposes of this Lease, with such agent being fully authorized to act for and bind the subtenant without the necessity of confirmation or ratification by such subtenant. Such agency shall be irrevocable and for the express benefit of Landlord, and Landlord may elect to disregard any notice or other communication purporting to revoke any such agency.

(h) The provisions of Sections 5.06(b), 5.06(d), 5.06(e), 5.06(f) and 5.06(g) notwithstanding, Tenant shall have the right to assign this Lease and its rights and obligations hereunder, without the necessity of obtaining the consent of Landlord, to a Successor to Tenant, but only if such Successor, immediately following the conclusion of all of the transactions (the "Succession Transactions") undertaken in connection with the merger or other succession transaction, has a tangible net worth or shareholder's equity, as applicable, equal to, or greater than, the tangible net worth or shareholder's equity, as applicable, of Tenant as of the date of this Lease. The right of Tenant to make such an assignment without the consent of Landlord shall be conditioned upon there not existing hereunder at the time of such assignment any monetary Event of Default on the part of Tenant under this Lease and there not then existing any event or condition which, with the giving of notice or the passage of time or both, would constitute a monetary Event of Default by Tenant under this Lease.

(i) No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting that conflicts with the provisions hereof shall be void. No consent by Landlord to any subletting or assignment shall constitute a consent to any other assignment or subletting nor shall it constitute a waiver of any of the provisions of this Section 5.06 as they apply to any such future sublettings or assignments. In no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Leased Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and Tenant agrees that all assignments, subleases, licenses, concessions or other agreements for use, occupancy or utilization of any part of the Leased Premises shall provide that no subtenant or assignee of Tenant may further sublease or assign the Lease and any such purported assignment, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Leased Premises.

(j) Any assignee shall assume in writing, for the express benefit of Landlord, all of the obligations of Tenant under this Lease, provided that no such assumption shall be deemed a novation or other release of the prior Tenant. Following any assignment, the obligations for which the prior Tenant remains liable under this Lease shall include, without limitation, any obligations arising in connection with any amendments to this Lease executed by Landlord and the assignee, whether or not such amendments are made with knowledge or consent of the prior Tenant; provided, however that if an amendment to this Lease is made without the consent of the prior Tenant, the aggregate liability of such prior Tenant under this Lease shall not exceed the aggregate amount of all liabilities of such prior Tenant under the terms and conditions of this Lease as of the date of the assignment and under any amendments to which such prior Tenant has given its consent.

(k) If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect Rent from the assignee. If the Leased Premises or any part thereof is sublet, Landlord may, upon any failure by Tenant to perform its obligations hereunder, collect Rent from the subtenant. In either event, Landlord may apply the amount collected from the assignee or subtenant to Tenant's monetary obligations hereunder. Collecting Rent from the

assignee or subtenant or applying that Rent to Tenant's monetary obligations shall not be deemed to be an acceptance of the assignee or subtenant as a direct tenant of Landlord nor a waiver of any provision of this Section 5.06 nor an assumption by Landlord of any obligation of Tenant or any other party as an assignor or sublessor to such assignee or subtenant.

(l) Any improvements, additions, or alterations to the Building or the Project that are required by any law, ordinance, rule or regulation, or are deemed necessary or appropriate by Landlord as a result of any subletting or assignment hereunder, shall be installed and provided without cost or expense to Landlord. Landlord may condition its consent to any proposed subtenant or assignee on the construction of improvements deemed necessary or appropriate by Landlord by reason of the subletting or assignment.

(m) Tenant shall pay Landlord a review fee of Two Thousand and No/100ths Dollars ($2,000.00) for Landlord's review of any proposed assignment or subletting.

(n) Without liability to Tenant, Landlord shall have the right to offer and to lease space in the Building, or in any other property, to any party, including without limitation parties with whom Tenant is negotiating, or with whom Tenant desires to negotiate, concerning assignment or subletting the Leased Premises, or any portion thereof.

5.07 Alterations, Additions, Improvements.

(a) Tenant shall not make or allow to be made any alterations, additions or improvements in or to the Leased Premises (collectively, "Alterations") without obtaining the prior written consent of Landlord. Landlord's consent shall not be unreasonably withheld with respect to proposed Alterations that (i) comply with all applicable laws, ordinances, rules and regulations, (ii) are compatible with the Building and its mechanical, electrical, heating, ventilation and air conditioning and life safety systems; (iii) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (iv) do not affect the structural portions of the Building; and, (v) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building. In determining whether or not to consent to proposed Alterations, Landlord shall have the right (without limitation) to review plans and specifications for proposed Alterations, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project. Landlord may also require that all life safety related work be performed by the life safety contractor for the Building. Tenant shall supply to Landlord any documents and information requested by Landlord in connection with the exercise of its rights hereunder. Upon completion of any Alteration, Tenant shall submit to Landlord, at Tenant's expense, an electronic copy of plans and specifications in the AutoCAD format reflecting the actual conditions of the Tenant Improvements as affected by the Alteration. Landlord may hire outside consultants to review such documents and information and Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys' fees, upon demand. All Alterations permitted hereunder shall be made and performed by Tenant, without cost or expense to Landlord, in a diligent and first-class workmanlike manner and in accordance with

plans and specifications approved by Landlord, and shall comply with all laws, ordinances, orders, rules and regulations and Landlord's construction procedures and requirements for the Project (including, without limitation, Landlord's requirements relating to insurance). In the event any proposed Alteration is approved by Landlord, such Alteration may be made and performed by Landlord, without cost or expense to Landlord. Tenant shall pay Landlord, upon completion of any such Alteration made or performed by Landlord, a reasonable fee (not to exceed 5% of the cost of such Alteration) for Landlord's supervision and administration of the installation thereof; provided, however, that such fee shall not be deemed to be "income" for purposes of calculating management cost recovery under Paragraph 2(a)(6) of Exhibit C hereto. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not place or install, or permit to be placed or installed, any alterations, additions, improvements, furniture, fixtures, equipment or other materials or objects of Tenant or any of its employees, agents, contractors, suppliers, representatives or invitees within eighteen inches (18") from the front induction units in the Leased Premises or on top of the front induction units in the Leased Premises. The obligations of the parties with respect to removal of Alterations shall be controlled by Section 5.18.

(b) The provisions of Section 5.07(a) above notwithstanding, Tenant may make or allow to be made Alterations in or to the Leased Premises without obtaining the prior written consent of Landlord, but only if such Alterations meet all of the following criteria: (i) such Alterations comply with the provisions of subparts (i) through (v) in the second sentence of Section 5.07(a) above; and (ii) such Alterations are solely cosmetic. In the event that Tenant plans to make any Alterations without the prior written consent of Landlord pursuant to the provisions of this Section 5.07(b), Tenant shall, within fifteen (15) days prior to the commencement of any work in connection with the construction and/or installation of any such Alterations, (i) deliver to Landlord a copy of all plans and specifications for such Alterations, and (ii) provide Landlord with the identity of any contractor or subcontractor to be employed on the work of such Alterations.

(c) Anything to the contrary set forth in Section 5.07(a) and 5.07(b) above notwithstanding, upon Tenant's written request expressly referring to this Section 5.07(c), Tenant may request that Landlord inform Tenant in writing whether or not Landlord will require that Tenant remove any Alteration or item of Tenant Extra Improvement at the expiration or earlier termination of this Lease and restore the Leased Premises to their condition prior to the making of such Alteration or item of Tenant Extra Improvement, and Landlord shall so inform Tenant thereof within fifteen (15) business days of receipt of Tenant's written request and all other information reasonably requested by Landlord in connection with the making of such determination.

5.08 Liens. Tenant shall keep the Leased Premises and the Project free from any liens arising out of any (i) work performed or material furnished to or for the Leased Premises, and (ii) obligations incurred by or for Tenant or any person claiming through or under Tenant. Tenant shall, within ten (10) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a bond fully satisfactory to Landlord in form and substance. Landlord shall have the right at all times to post and keep posted on the Leased Premises any notices permitted or required by law, or that Landlord shall deem proper for the protection of Landlord, the Leased Premises, the Project and any other party having an interest

therein, from mechanics', materialmen's and other liens. In addition to all other requirements contained in this Lease, Tenant shall give to Landlord at least ten (10) business days prior written notice before commencement of any construction on the Leased Premises.

5.09 Compliance with Laws and Insurance Standards.

(a) Tenant shall comply with all laws, ordinances, orders, rules and regulations (state, federal, municipal or promulgated by other agencies or bodies having or claiming jurisdiction) related to the use, improvement, condition or occupancy of the Leased Premises and all improvements located therein, regardless of when they become effective, including, without limitation, all applicable federal, state and local laws, regulations or ordinances pertaining to air and water quality, Hazardous Materials, waste disposal, air emissions and other environmental matters and including, without limitation, the Americans with Disabilities Act of 1990. Tenant shall immediately deliver to Landlord a copy of any notices received from any governmental agency in connection with the Leased Premises. It is the intention of Tenant and Landlord that the obligations of Tenant under this Section 5.09 shall apply irrespective of the scope of work required to achieve such compliance, and that Tenant's obligations under this Section and Section 5.04 or either of them shall include, without limitation, the responsibility of Tenant to make substantial repairs, improvements or Alterations to the extent provided above, regardless of, among other factors, the relationship of the cost of curative action to the Rent under this Lease, the length of the then remaining Term hereof, the relative benefit of the repairs to Tenant or Landlord, the degree to which the curative action may interfere with Tenant's use or enjoyment of the Leased Premises, or the likelihood that the parties contemplated the particular law involved. Tenant waives any rights now or hereafter conferred upon it by any existing or future law to terminate this Lease or to receive any abatement, diminution, reduction or suspension of payment of Rent by reason of the obligations of Tenant under this Section 5.09. In no event, however, shall Tenant be responsible for any structural upgrade required to be made to the Leased Premises, except to the extent that the requirement of such upgrade is imposed due to the use of the Leased Premises by Tenant (other than for general office purposes) or any Alteration made or proposed to be made by Tenant.

(b) Tenant shall promptly cure and satisfy all Hazardous Materials claims arising out of or by reason of the activities or businesses of Tenant, its subtenants, or the agents, contractors, businesses or employees of Tenant or any subtenant. Tenant shall not do anything or permit anything to be done in the Leased Premises which creates, requires or causes imposition of any requirement by any public authority for structural or other upgrading of or improvement to the Project.

(c) Tenant shall not occupy or use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose that is disreputable or productive of fire hazard, or permit anything to be done that would increase the rate of fire or other insurance coverage on the Project and/or its contents. If Tenant does or permits anything to be done that shall increase the cost of any insurance policy required to be carried hereunder, then Tenant shall reimburse Landlord, upon demand, for any such additional premiums. Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed.

5.10 Entry for Repairs, Inspection, Posting Notices, etc. After reasonable notice (except in the event of emergencies, to supply Basic Services or to supply any extra service referred to in Section 4.03 above, where no such notice shall be required), Landlord, its agents and representatives, shall have the right to enter the Leased Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs to or alterations of the Project or other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord's interest in the Project or to exhibit the Leased Premises to prospective tenants, purchasers, encumbrancers or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that (a) Landlord shall not unreasonably interfere with Tenant's business operations, and (b) except for entries in the event of emergencies or to supply janitorial services, one of Tenant's employees must accompany Landlord's agents or representatives during any other entry under this Section 5.10. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry.

5.11 No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors without creating any nuisance, or interfering with any other tenant or Landlord in its operation of the Project. Tenant shall not place any loads upon the floor, walls or ceiling of the Leased Premises that exceed the design load limitations of the Building or which otherwise endanger the structure nor place any harmful liquids or Hazardous Material in the drainage system of the Building. Tenant shall not permit any material vibration, noise or odor to escape from the Leased Premises and shall not do or permit anything to be done within the Leased Premises which would adversely affect the quality of the air in the Building.

5.12 Subordination.

(a) Tenant agrees that this Lease and the rights of Tenant hereunder are subject and subordinate to any first lien mortgage or deed of trust which now or in the future encumbers the Project (each such mortgage or deed of trust, a "Mortgage") and to any and all advances made thereunder, and interest thereon, and all modifications, renewals, supplements, consolidations and replacements thereof. Tenant agrees, however, that the holder of or beneficiary under a Mortgage (each such holder or beneficiary, a "Mortgage Lender") may at its option upon written notice to Tenant, unilaterally elect to subordinate, in whole or in part, by an instrument in form and substance satisfactory to such Mortgage Lender, the lien of such Mortgage to this Lease so that this Lease shall then become superior, in whole or in part, to such Mortgage. In such case, Tenant agrees to execute promptly and to deliver to Landlord or such Mortgage Lender any such subordination instrument or instruments requested by such Mortgage Lender and agrees that if it fails or refuses to do so within fifteen (15) days after written request therefor by Landlord or such Mortgage Lender, such failure or refusal shall constitute an Event of Default by Tenant under this Lease, but such failure or refusal shall in no way affect the validity or enforceability of any such subordination made by such Mortgage Lender.

(b) In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any Mortgage, or in the event of any conveyance in lieu of foreclosure thereof, Tenant shall attorn to the purchaser (including Mortgage Lender or any designee of Mortgage Lender) upon any such foreclosure, sale or conveyance in lieu of foreclosure and recognize such purchaser as Tenant's landlord under this Lease or, at the option

of such purchaser, Tenant will execute a new lease with such purchaser on the same terms and conditions as are contained in this Lease.

(c) Any Mortgage Lender or any successor in interest to any Mortgage Lender shall not be: (i) bound by any payment of Gross Rent for more than one (1) month in advance, (ii) liable for, or subject to, any damages or offset for any default or act or omission by a predecessor landlord, (iii) bound by any termination or assignment of this Lease except strictly in accordance with the terms of this Lease and the Mortgage, or (iv) bound by any unperformed construction obligation or other default by any predecessor landlord, provided that, after such Mortgage Lender or successor succeeds to the interest of Landlord under the Lease, such Mortgage Lender or successor shall remedy any curable, non-monetary defaults of a continuing nature within a reasonable time following the acquisition by any such party of title to the Project. Nothing herein contained shall be deemed to impose upon the person or party succeeding to the interest of Landlord as a result of the enforcement of such Mortgage by any Mortgage Lender, any obligation for defaults on the part of Landlord, and any person or party succeeding to possession of the Project as a successor to Landlord shall be subject to Landlord's obligations hereunder only during the period of such persons' or party's ownership.

(d) With respect to any Mortgage entered into by Landlord after the execution of this Lease, Landlord shall use reasonable, good faith efforts to receive a commercially reasonable non-disturbance agreement (a "Non-Disturbance Agreement") from the Mortgage Lender which Non-Disturbance Agreement provides that Tenant's possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Tenant is not in default hereof and attorns to the record owner of the Premises. Tenant acknowledges that the Non-Disturbance Agreement may contain the limitations on liability of the succeeding owner set forth in Paragraph 5.12(c) above, and will be in the form that the Mortgage Lender typically provides tenants such as Tenant, taking into account the terms of this Lease, the creditworthiness of Tenant and such criteria as such Mortgage Lender customarily applies. Such Non-Disturbance Agreement may provide, among other things, that (i) such Mortgage Lender shall be entitled to receive notice of any Landlord default under this Lease plus a reasonable opportunity to cure such default; (ii) such Mortgage Lender shall not be bound by any modification or amendment to this Lease, or any cancellation or surrender of this Lease, without such Mortgage Lender's consent, (iii) such Mortgage Lender shall not be bound by any obligation under this Lease or Exhibit B (if any) to perform or pay for any improvements to the Premises; and (iv) such Mortgage Lender or any successor landlord shall not: (A) be liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership; (B) be subject to any offsets or defenses which Tenant might have against any prior landlord; (C) be bound by prepayment of more than one month's rent, or (D) be liable for the return of any security deposit paid to any prior landlord. Landlord shall have no obligation to negotiate the terms of the Non-Disturbance Agreement on Tenant's behalf, or to incur any legal fees or other out-of-pocket expenses in obtaining the Non-Disturbance Agreement.

(e) With reference to any assignment of this Lease and/or the rents payable hereunder, whether as security or absolute, in connection with financing on all or part of the Project, Tenant agrees that Mortgage Lender, as the holder of any Mortgage or other instrument so assigning Landlord's interest in the Lease and/or the rents therefrom in connection with such financing, shall never be treated as a mortgagee in possession or be liable for any obligations of

Landlord, even if Mortgage Lender shall have commenced collecting rents hereunder, until such time as Mortgage Lender shall have obtained actual legal title to or actual physical possession of the Project.

(f) Notwithstanding anything in this Paragraph 5.12 to the contrary, Landlord shall cause Landlord's existing Mortgage Lender to deliver to Tenant, not later than the Term Commencement Date, a non-disturbance agreement substantially in the form attached hereto as Exhibit H; the delivery of such agreement to Tenant shall be a condition precedent to the occurrence of the Term Commencement Date. In addition, Tenant's obligation to subordinate to any future Mortgage Lender shall be conditioned on Landlord's causing such future Mortgage Lender to sign and deliver to Tenant a non-disturbance agreement substantially in the form attached hereto as Exhibit H.

5.13 Estoppel Certificate. Within ten (10) days of a written request from Landlord, Tenant shall execute estoppel certificates addressed to (i) any mortgagee or prospective mortgagee of Landlord or, (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Project, on a form specified by Landlord, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require; provided, however, that in no event shall any such estoppel certificate require an amendment of the provisions hereof, although Tenant shall be bound by the statements made in such certificate. In the event that Tenant fails or refuses to deliver such an estoppel certificate to Landlord within ten (10) days of a written request from Landlord, then Landlord may give to Tenant a second notice, reiterating the request that Tenant execute an estoppel certificate in the form specified by Landlord. In the event that Tenant fails to deliver an estoppel certificate in the form specified by Landlord within five (5) days of the receipt by Tenant of such second notice from Landlord, such failure shall, at the sole option of Landlord and without the necessity of further notice to Tenant, constitute an Event of Default under this Lease.

5.14 Security Deposit. Concurrently with execution hereof, Tenant has paid to Landlord the Security Deposit as security for the full and faithful performance of Tenant's obligations under this Lease and for the payment of any damages incurred by Landlord as a result of an Event of Default or breach hereunder (including, without limitation, amounts which Landlord may be entitled to recover pursuant to the provisions of Sections 1951.2 or 1951.4 of the California Civil Code); provided, however, that the Security Deposit is not an advance rent deposit or an advance payment of any other kind, nor a measure of Landlord's damages upon Tenant's default. Landlord shall have no obligation to segregate the Security Deposit from its general funds or to pay interest thereon. Landlord may in its sole discretion (but shall not be required to) use the Security Deposit or any portion thereof to cure any failure by Tenant to perform any of its covenants or obligations hereunder or to compensate Landlord for any damage Landlord incurs as a result of Tenant's failure to perform any of its covenants or obligations hereunder, it being understood that any use of the Security Deposit shall not constitute a bar or defense to any of Landlord's remedies under this Lease or at law. In such event and with five (5) days of written notice from Landlord to Tenant specifying the amount of the Security Deposit so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deposit with Landlord an amount sufficient to return the Security Deposit to an amount equal to one hundred percent (100%) of the amount specified in the Basic Lease Information Sheet. Tenant's failure to make such payment to Landlord within five (5) days of

Landlord's notice shall constitute an Event of Default under this Lease without the necessity of further notice. Following the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord; provided, however, that: (i) Landlord shall not be obligated to return the Security Deposit or any part thereof until all breaches by Tenant of its obligations under this Lease have been cured and all damages which Landlord may suffer in connection with any such breach have been ascertained in amount and paid in full, including both future rents and damages under Section 1951.2 of the California Civil Code; (ii) in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder; and (iii) Tenant hereby waives any rights which it may now or hereafter have under Section 1950.7 of the California Civil Code. If Landlord conveys or transfers its interest in the Leased Premises, and as a part of such conveyance or transfer, assigns its interest in this Lease and Security Deposit, or any portion thereof not previously applied, the Security Deposit shall be transferred to Landlord's successor and Landlord shall be released and discharged from any further liability to Tenant with respect to such Security Deposit. If Tenant has assigned its interest in this Lease, Landlord shall return that portion of the Security Deposit, if any, which would have been returned to Tenant to the assignee instead of to Tenant, and Landlord shall be released of all liability to Tenant in connection with the Security Deposit. In no event shall any mortgagee or beneficiary under a mortgage or deed of trust encumbering all or any portion of the Project, or any purchaser of all or any portion of the Project at a public or private foreclosure sale or exercise of a power of sale under such mortgage or deed of trust, have any liability or obligation whatsoever to Tenant or Tenant's successors or assigns for the return of all or any part of the Security Deposit in the event any such mortgagee, beneficiary or purchaser becomes a mortgagee in possession or succeeds to the interest of Landlord under this Lease unless, and then only to the extent that, such mortgagee, beneficiary or purchaser has received all or any part of the Security Deposit.

5.15 Tenant's Remedies. Tenant shall look solely to Landlord's interest in the Project for recovery of any judgment from Landlord. Landlord, or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a limited liability company, its members, managers or officers, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust to which Section 5.12 applies or may apply.

5.16 Rules and Regulations. Tenant shall comply with the Rules and Regulations for the Project attached as Exhibit F and such reasonable amendments thereto as Landlord may adopt from time to time with prior notice to Tenant. Tenant acknowledges that the rules and regulations applicable to other tenants of the Project may not be the same as those applicable to Tenant, and Landlord shall not be liable to Tenant for or in connection with the failure of any other tenant of the Building to comply with any rules and regulations applicable to such other tenant under its lease.

5.17 Prohibition and Indemnity with Respect to Hazardous Material. Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees without the prior written consent of Landlord (which may be granted, conditioned or withheld in the sole discretion of Landlord), save and except only for Permitted Hazardous Materials, which Tenant

may bring, store and use in reasonable quantities for their intended use in the Leased Premises, but only in full compliance with all applicable laws, ordinances, orders, rules and regulations. On or before the expiration or earlier termination of this Lease, Tenant shall remove from the Leased Premises all Hazardous Materials (including, without limitation, Permitted Hazardous Materials), regardless of whether such Hazardous Materials are present in concentrations which require removal under applicable laws, except to the extent that such Hazardous Materials were present in the Leased Premises as of the Term Commencement Date and were not brought onto the Leased Premises by Tenant or its agents, employees or contractors. Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, clean-up, remedial, removal, restoration or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Material affecting the Leased Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Leased Premises or the Project relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Material on or about the Leased Premises. Without Landlord's prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Leased Premises. If Tenant breaches the obligations stated in this Section, or if contamination of the Leased Premises by Hazardous Material occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, or if Tenant's activities or those of its contractors, agents, employees, businesses (or those of its subtenants) result in or cause a Hazardous Materials Claim, then Tenant shall indemnify, defend, protect and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Leased Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Leased Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys' fees, consultants' fees and experts' fees) which arise during or after the Term of this Lease as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Leased Premises. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

5.18 Surrender of Premises on Termination. On expiration of the Term, Tenant shall quit and surrender the Leased Premises to Landlord, broom clean, in good order, condition and repair as required by Section 5.04, with all of Tenant's movable equipment, telecommunications and data equipment and cabling, furniture, trade fixtures and other personal property removed therefrom. Unless Tenant has obtained Landlord's agreement in writing that it can remove an Alteration or item of Tenant Improvements, or unless Landlord has elected to require that all or certain Alterations or Tenant Extra Improvements be removed by Tenant, all Alterations and Tenant Improvements shall be surrendered with the Leased Premises in good condition and repair, subject to reasonable wear and tear (but only to an extent consistent with the Leased Premises remaining in good condition and repair) and casualty damage that is not required to be repaired by Tenant hereunder. If Landlord desires to have the Leased Premises, or any part or parts thereof, restored to a condition that existed prior to installation of any Tenant Extra Improvements or to their condition prior to making any Alteration thereto, Landlord shall so notify Tenant in writing not later than sixty (60) days prior to the expiration of the Term; and

upon receipt of such notice, Tenant shall, at Tenant's sole cost and expense, so restore the Leased Premises, or such part or parts thereof, before the end of the Term; provided, however, that if Tenant had requested in accordance with Section 5.07(c) that Landlord advise Tenant whether Landlord will require the removal of a particular Alteration or item of Tenant Extra Improvement at the expiration or earlier termination of this Lease, and Landlord failed to comply with the provisions of Section 5.07(c) in requiring Tenant to so remove such Alteration or item of Tenant Extra Improvement, then Landlord shall not require that Tenant so remove such Alteration or item of Tenant Extra Improvement; provided, further, that Tenant shall not be required to so remove any item of Tenant Extra Improvement which exists in the Leased Premises as of the date of this Lease. Landlord acknowledges and agrees that Tenant has requested that Landlord advise Tenant which of the Tenant Improvements Landlord will require Tenant to remove before the end of the Term. The foregoing notwithstanding, Landlord may in all events require that Tenant remove at its sole expense stairwells, raised floors, vaults and safes, and the ATM (as defined in Exhibit E) installed by or on behalf of Tenant in the Leased Premises. Tenant shall repair at its sole cost and expense, all damage caused to the Leased Premises or the Project by removal of Tenant's movable equipment or furniture and such Tenant Improvements and Alterations as Tenant shall be allowed or required to remove from the Leased Premises by Landlord. If the Leased Premises are not surrendered as of the end of the Term in the manner and condition herein specified, then: (i) Landlord may, after five (5) days written notice to Tenant, perform the obligations which Tenant failed to perform, and Tenant shall reimburse Landlord for all expenses incurred by Landlord in performing such obligations, such reimbursement to be made within ten (10) days of the receipt by Tenant of a written request from Landlord for such reimbursement, accompanied by reasonable evidence of the expenses incurred by Landlord; and, (ii) Tenant shall indemnify, defend, protect and hold Landlord harmless against all loss, liability, claim, cost or expense (including attorneys' fees) resulting from or caused by Tenant's delay or failure in so surrendering the Leased Premises, including, without limitation, any claims made by any succeeding tenant due to such delay or failure. Tenant acknowledges that Landlord will be attempting to lease the Leased Premises with any such lease to be effective upon expiration of the Term, and failure to surrender the Leased Premises could cause Landlord to incur liability to such successor tenant for which Tenant shall be responsible hereunder to the full extent thereof.

ARTICLE 6
Condition And Operation Of The Building

6.01 Exhibit B Controls. Landlord's entire obligation with respect to the condition of the Leased Premises, its suitability for Tenant's uses and the improvement requirements with respect thereto shall be as stated in Exhibit B. Landlord shall have no other obligation of any kind or character, express or implied, with respect to the design or condition of the Leased Premises, Building or Project or the suitability thereof for Tenant's purposes, and Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to such matters.

6.02 Alteration of Building and Project. Landlord may, at any time and from time to time, and in a manner which does not unreasonably interfere with Tenant's use of or access to the Leased Premises or cause Tenant's use of the Leased Premises to be in violation of any applicable state or federal banking regulations or laws: (i) make alterations, structural

modifications, seismic modifications or additions to the Building or Project (including the addition of lightwells in any particular building of the Project); (ii) change, add to, eliminate or reduce the extent, size, shape or configuration of any aspect of the Building or Project or their operations, including, without limitation, include or exclude existing or future buildings, improvements, facilities or other improved or unimproved real property to the Project; (iii) change the arrangement, character, use or location of corridors, stairs, toilets, mechanical, plumbing, electrical or other operating systems or any other parts of the Building; and (iv) change the name, number or designation by which the Building or the Project is commonly known. None of the foregoing acts shall be deemed an actual or constructive eviction of Tenant, shall entitle Tenant to any reduction of Rent or shall result in any liability of Landlord to Tenant. Landlord shall have the exclusive rights to the airspace above and around, and the subsurface below, the Leased Premises and other portions of the Building, and, subject to the rights of Tenant specified in this Lease as to the non-exclusive use of certain portions of the Common Areas, Landlord shall have the sole and exclusive right to possession and control of all portions of the Building outside of the Leased Premises, including, without limitation, the exclusive right to use, or permit others to use, the exterior walls, roofs and other such areas for signs or notices or for any other purposes.

ARTICLE 7
Casualty, Eminent Domain And Miscellaneous Matters

7.01 Landlord's Property Insurance. Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring the Project against loss or damage by fire and such other hazards as Landlord may elect (that may include earthquake loss if Landlord elects to maintain such coverage) and contingencies for the full insurable value thereof, or, in the alternative, insuring for eighty percent (80%) of the replacement cost thereof (or such minimum amount as shall be required to eliminate operation of coinsurance provisions), exclusive of excavations and foundations; provided, however, that Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies not covered by this Lease that Tenant may keep or maintain in the Leased Premises, or any Tenant Extra Improvements or Alterations that Tenant may make upon the Leased Premises. If the annual premiums charged Landlord for such property insurance exceed the standard premium rates because the nature of Tenant's operations result in extra-hazardous or higher than normal risk exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium. All insurance proceeds payable under Landlord's insurance carried hereunder shall be payable solely to Landlord, and Tenant shall have no interest therein.

7.02 Liability Insurance. Landlord (with respect to the Project) and Tenant (with respect to the Leased Premises and Project) shall each maintain or cause to be maintained a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, such insurance to afford minimum protection of not less than Two Million Dollars ($2,000,000.00) for bodily injury, or death in any one occurrence and of not less than One Million Dollars ($1,000,000.00) for property damage in any one occurrence. The coverages required to be carried shall be extended to include, but not to be limited to, blanket contractual liability,

personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability (including, without limitation, such specific risks as Landlord may require by written notice to Tenant). Tenant's contractual liability insurance shall apply, without limitation, to all of Tenant's indemnity obligations under this Lease. The certificate evidencing Tenant's insurance coverage required hereunder shall state that the insurance includes the liability assumed by Tenant under this Lease. Upon request of Tenant, Landlord shall provide Tenant reasonable evidence that the insurance required to be maintained hereunder by Landlord is in full force and effect.

7.03 Tenant's Property Insurance and Additional Tenant Insurance Requirements.

(a) Tenant shall provide insurance coverage during the Term against loss or damage by fire and such other risks as are from time to time included in an "all risk" policy (including, without limitation, sprinkler leakage and water damage), insuring the full insurable value of any Tenant Extra Improvements, any Alterations, Tenant's trade fixtures, furnishings, equipment, and all other items of personal property of Tenant, insuring the full replacement cost thereof.

(b) All policies required to be carried by Tenant under this Article 7 shall be written with financially responsible companies with an AM Best Company rating of "B+" "VIII" or better, and all such insurance (and evidence of insurance provided to Landlord) shall contain an endorsement or endorsements providing that (i) Landlord, Hines Interests Limited Partnership, and any lender with a deed of trust encumbering the Project or any part thereof, of whom Landlord has notified Tenant, are included as additional insureds (by using the ISO Additional Insured Endorsement CG 2037 or CG 2026, or their equivalent), (ii) the insurer agrees not to cancel or alter the policy without at least thirty (30) days' prior written notice to Landlord and all named and additional insureds, and (iii) all such insurance maintained by Tenant is primary, with any other insurance available to Landlord or any other named or additional insured being excess and non-contributing. Any deductible or self-insurance provisions under any insurance policies maintained by Tenant shall be subject to Landlord's prior written approval which shall not be unreasonably withheld.

(c) Tenant shall provide evidence of each of the policies of insurance which Tenant is required to obtain and maintain pursuant to this Lease on or before the Term Commencement Date and at least fifteen (15) days prior to the expiration of any policy, which evidence shall be binding upon the insurance carrier, shall be accompanied by a copy of the ISO Additional Insured Endorsement CG 2037 or CG 2026 (or their equivalent), as applicable, and, as to property insurance, shall be in the form of an "ACORD 28" evidence of insurance or other form reasonably acceptable to Landlord. If Tenant fails to provide evidence of insurance as and when required hereunder, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be charged to Tenant and paid upon written invoice therefor as Additional Rent.

(d) Landlord shall have the right from time to time, on not less than thirty (30) days' notice, to require Tenant to increase the amount and/or type of coverage required to be maintained under this Lease provided that such increase in the amount and/or type of coverage is

within the range of the requirements of landlords of comparable commercial office buildings in the County of Placer, California.

7.04 Indemnity and Exoneration.

(a) Any other provision of this Lease to the contrary notwithstanding, Landlord shall not be liable to Tenant: (i) for any loss, damage, death or injury to person or property (A) caused by theft, fire, vandalism, assault, battery, act of God, breaches of security, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, whether or not the negligence of Landlord or its agents or employees was a cause of, or in any way contributed to, such loss, damage, death or injury, or (B) that occurs by reason of the active negligence or willful misconduct of Tenant, its agents, employees or invitees; or (ii) for any damage or inconvenience which may arise through repair or alteration of any part of the Project or failure to make any such repair except as expressly otherwise provided in Sections 7.07 and 7.08. Any other provision of this Lease to the contrary notwithstanding, in no event shall Landlord have any liability to Tenant for any consequential damages whatsoever, including, without limitation, loss of revenue or profits. No third party shall have any rights with respect to Landlord by reason of the provisions of this Lease or any duty imposed on Landlord hereby. The provisions of this Section 7.04(a) are intended to be a waiver of rights by the parties and not an indemnity.

(b) Tenant shall indemnify, defend and protect Landlord and hold Landlord harmless of and from any and all claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to claims of injury to or death of persons, damage to property occurring or resulting directly or indirectly from the condition, design, use or occupancy of the Leased Premises or activities of Tenant or its agents, employees, licensees, contractors, assignees or invitees in or about the Leased Premises or Project, such indemnity to include, but without limitation, the obligation to provide all costs of defense against any such claims; provided, however, that the foregoing indemnity shall not be applicable to claims to the extent arising by reason of the active negligence or willful misconduct of Landlord, unless covered by insurance required to be carried by Tenant under the terms of this Lease.

(c) Tenant shall indemnify, defend and protect Landlord and hold and save Landlord harmless of and from any and all loss, claims, proceedings, cost, damage, injury, causes of action, liabilities or expense arising out of or in any way related to work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Leased Premises or the Project; provided, however, that the foregoing indemnity shall not be applicable to claims to the extent arising by reason of the active negligence or willful misconduct of Landlord, unless covered by insurance required to be carried by Tenant under the terms of this Lease.

(d) Subject to the provisions of Section 7.04(a) above, Landlord shall indemnify, defend and protect Tenant and hold Tenant harmless of and from any and all claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to claims of injury to or death of persons, damage to property occurring or resulting directly or indirectly from the condition or design of the Common Areas, but only to the extent that such indemnity obligations of Landlord hereunder would be covered by the proceeds of

liability insurance maintained by Landlord, such indemnity to include, but without limitation, the obligation to provide all costs of defense against any such claims; provided, however, that the foregoing indemnity shall not be applicable to claims to the extent arising by reason of the active negligence or willful misconduct of Tenant. The foregoing notwithstanding, Landlord shall not be required to indemnify or defend Tenant from any claims, proceedings, loss, cost, damage, causes of action, liabilities, injury or expense arising out of or related to theft, fire, vandalism, assault, battery, act of God, breaches of security, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, whether or not the negligence of Landlord or its agents or employees was a cause of, or in any way contributed to, such loss, damage, death or injury.

7.05 Security. Landlord shall not be required to provide, operate or maintain alarm or surveillance systems or services for the Leased Premises or the Common Areas. Tenant shall provide such security services and shall install within the Leased Premises such security equipment, systems and procedures as may reasonably be required for the protection of its employees and invitees, provided that Tenant shall coordinate such services and equipment with the Building rules and regulations. The determination of the extent to which such security equipment, systems and procedures are reasonably required shall be made in the sole judgment, and shall be the sole responsibility, of Tenant. Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to the safety or security of the Leased Premises or the Project or any part thereof, and further acknowledges that Tenant has made its own independent determinations with respect to all such matters.

7.06 Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action, against the other, its agents (including, without limitation, partners, both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or the Project or any personal property of such party therein, by reason of fire, the elements, or any other cause that could be insured against under the terms of an "all risk" insurance policy or other property insurance coverages which are required to be obtained pursuant to this Lease, regardless of cause or origin, including negligence of the other party, its agents, officers or employees; and each party covenants that no insurer shall hold any right of subrogation against such other party. Tenant shall advise its insurers of the foregoing and such waiver shall be a part of each policy maintained by Tenant that applies to the Leased Premises, any part of the Project or Tenant's use and occupancy of any part thereof.

7.07 Condemnation and Loss or Damage.

(a) If the Leased Premises or any portion of the Project shall be taken or condemned for any public purpose to such an extent as to render the Leased Premises untenantable as reasonably determined by Landlord, this Lease shall, at the option of either party, forthwith cease and terminate as of the date of taking. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord (including, without limitation, any amount awarded in respect of the leasehold value of this Lease) subject to the rights of any mortgagee of Landlord's interest in the Project or the beneficiary of any deed of

trust that constitutes an encumbrance thereon; provided, however, that Landlord shall cooperate with Tenant if Tenant seeks to recover at its cost and expense, proceeds, damages or awards paid to compensate for (i) damage to or taking of Tenant Extra Improvements for which Tenant has paid hereunder, (ii) costs associated with moving Tenant's personal property or (iii) the loss of Tenant's good-will associated with the operation of its business from within the Leased Premises, and any such amounts recovered shall be paid to Tenant.

(b) If a temporary taking of all or a portion of the Leased Premises occurs, there shall be no abatement of Rent and Tenant shall remain fully obligated for performance of all of the covenants and obligations on its part to be performed pursuant to the terms of this Lease. All proceeds awarded or paid with respect thereto shall belong to Tenant.

7.08 Damage and Destruction. If a fire or other casualty in the Leased Premises occurs, Tenant shall immediately give notice thereof to Landlord. The following provisions shall then apply:

(a) If the damage is limited solely to the Leased Premises and the Leased Premises can, in the reasonable opinion of Landlord, be made tenantable with all damage repaired within six (6) months from the date of damage or destruction, then Landlord shall diligently rebuild Building Standard Improvements in the Leased Premises that were so damaged or destroyed, and all Tenant Extra Improvements and Alterations in the Leased Premises that were so damaged or destroyed (except for data or communications infrastructure) but only to the extent insurance proceeds covering the costs therefor are actually made available to Landlord by Tenant pursuant to Section 7.08(e) below.

(b) If portions of the Project outside the boundaries of the Leased Premises are damaged or destroyed (whether or not the Leased Premises are also damaged or destroyed) and the Leased Premises and the Project can, in the reasonable opinion of Landlord, both be made tenantable with all damage repaired within six (6) months from the date of damage or destruction, and provided that Landlord determines in its sole discretion that such reconstruction is economically feasible within such period if not fully covered by insurance, then Landlord shall repair and restore the portions of the Project outside the Leased Premises that were so damaged or destroyed, all Building Standard Improvements in the Leased Premises that were so damaged or destroyed, and all Tenant Extra Improvements and Alterations in the Leased Premises that were so damaged or destroyed (except for data or communications infrastructure) but only to the extent insurance proceeds covering the costs therefor are actually made available to Landlord by Tenant pursuant to Section 7.08(e) below.

(c) If neither Section 7.08(a) nor 7.08(b) above applies, Landlord shall notify Tenant within thirty (30) days after the date of such damage and destruction and either (i) Tenant may terminate this Lease within thirty (30) days after the date of such notice or (ii) Landlord may terminate this Lease within thirty (30) days after the date of such notice if Landlord is terminating the leases of similarly situated tenants of the Project affected by the damage and destruction, unless the Leased Premises and the Project can, in the reasonable opinion of Landlord, both be made tenantable with all damage repaired within nine (9) months from the date of damage or destruction and Landlord determines in its sole discretion that such reconstruction is economically feasible within such period if not fully covered by insurance, in

which event Landlord shall repair and restore the portions of the Project outside the Leased Premises that were so damaged or destroyed, all Building Standard Improvements in the Leased Premises that were so damaged or destroyed, and all Tenant Extra Improvements and Alterations in the Leased Premises that were so damaged or destroyed (except for data or communications infrastructure) but only to the extent insurance proceeds covering the costs therefor are actually made available to Landlord by Tenant pursuant to Section 7.08(e) below, and shall notify Tenant thereof within said initial thirty (30) day period and Tenant shall thereupon have no right to terminate this Lease.

(d) During any period when Tenant's use of the Leased Premises is significantly affected by damage or destruction, Gross Rent shall abate proportionately until such time as the Leased Premises are made tenantable as reasonably determined by Landlord, and no portion of the Rent so abated shall be subject to subsequent recapture.

(e) The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, the Building Standard Improvements or any other element, component or property insured by Landlord shall belong to and be paid to Landlord subject to the rights of any mortgagee of Landlord's interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon. In addition, Tenant shall upon receipt thereof make available to Landlord the proceeds from any insurance paid by reason of damage to or destruction of the Tenant Extra Improvements and Alterations in the Leased Premises. If this Lease is terminated by either party as a consequence of a casualty in accordance with any of the provisions of this Section 7.08(e), all proceeds of insurance required to be maintained either by Landlord or Tenant shall be paid to Landlord subject to the rights of any mortgagee of Landlord's interest in the Project or the beneficiary of any deed of trust that constitutes an encumbrance thereon; provided, however, that Tenant shall be paid all proceeds of insurance payable in connection with Tenant's trade fixtures, furnishings, equipment and all other items of personal property of Tenant. If Tenant has failed to maintain any policy of insurance required under this Lease, then Tenant shall pay to Landlord on demand an amount equal to proceeds which Landlord reasonably concludes would have been available for the repair and reconstruction from such policies had Tenant maintained all of the required policies of insurance.

(f) If the Leased Premises, or any part thereof, or any portion of the Building necessary for Tenant's use of the Leased Premises, are damaged or destroyed during the last twelve (12) months of the Term, or any extension thereof, Landlord or Tenant may terminate this Lease by giving written notice thereof to the other party within thirty (30) days after the date of the casualty, in which case this Lease shall terminate as of the date of the casualty.

(g) Except to the extent expressly provided in this Lease, nothing contained in this Lease shall relieve Tenant of any liability to Landlord or to its insurance carriers that Tenant may have under law or under the provisions of this Lease in connection with any damage to the Leased Premises or the Building by fire or other casualty.

7.09 Default By Tenant.

(a) Events of Default. The occurrence of any of the following shall constitute an Event of Default on the part of Tenant:

(1) Nonpayment of Rent. Failure to pay any installment of Gross Rent or items of Additional Rent upon the date when payment is due, such failure continuing for a period of five (5) business days after the date when due;

(2) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in Section 7.09(a)(1), such failure continuing for fifteen (15) business days after written notice of such failure (or such longer period as is reasonably necessary to remedy such default, provided that Tenant shall continuously and diligently pursue such remedy at all times until such default is cured);

(3) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of sixty (60) days. If under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all failures to perform the obligations of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease;

(4) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed;

(5) Wrongful Assignment or Subletting. Any assignment or subletting in violation of the provisions of Section 5.06;

(6) Certain Other Acts or Omissions. Any other act or omission which is expressly provided in this Lease to be an Event of Default, as to which acts or events the notice provisions of Section 7.09(a)(2) shall not be applicable.

(b) Remedies Upon Default.

(1) Termination. If an Event of Default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of the applicable grace periods specified herein) to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant's default or of such termination.

(2) Continuation After Default. Even though Tenant has breached this Lease and/or abandoned the Leased Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under Section 7.09(b)(1) hereof, and Landlord may enforce all of its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due. Landlord has the remedy described in Section 1951.4 of the California Civil Code (Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations). Acts of maintenance, preservation or efforts to lease the Leased Premises or the appointment of receiver upon application of Landlord to protect Landlord's interest under this Lease shall not constitute an election to terminate Tenant's right to possession.

(c) Damages Upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 7.09(b)(1) hereof, Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the California Civil Code. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The "worth at the time of award" of the amounts referred to in (i) and (ii) shall be computed with interest at ten percent (10%) per annum or the highest lawful rate, whichever is the lower. The "worth at the time of award" of the amount referred to in (iii) shall be computed by discounting such amount at the "discount rate" of the Federal Reserve Bank of San Francisco in effect as of time of award plus one percent (1%) and, where rental value is a material issue, shall be based upon competent appraisal evidence.

(d) Computation of Rent For Purposes of Default. For purposes of computing unpaid Rent that would have accrued and become payable under this Lease pursuant to the provisions of Section 7.09(c), unpaid Rent shall consist of the sum of:

(1) the total Base Rent for the balance of the Term, plus

(2) a computation of the Basic Operating Cost for the balance of the Term, the assumed Basic Operating Cost for the calendar year of the default and each future calendar year in the Term to be equal to the Basic Operating Cost for the calendar year prior to the year in which the Event of Default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by reference to the Consumer Price Index — all items for the San Francisco-Oakland-San Jose Area, All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor (Base Year 1982-84=100), or such successor index as may be established to provide a measure of the current purchasing power of the dollar.

(e) Late Charge. In addition to its other remedies, Landlord shall have the right to add to the amount of any payment required to be made by Tenant hereunder that is not paid on or before the date the same is due, an amount equal to five percent (5%) of the delinquency for each month or portion thereof that the delinquency remains outstanding, the parties agreeing that Landlord's damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. The provision for a late charge set forth in this Section 7.09(e), and any collection of a late charge by Landlord, shall not be deemed a waiver of any breach or Event of Default by Tenant under this Lease or of any other remedy of Landlord hereunder. The late charge shall be due upon demand by Landlord at any time after failure to pay any installment of Rent, and in the case of Gross Rent, without waiting for expiration of the period specified in Section 7.09(a)(1) and without any delivery of notice to Tenant.

(f) Remedies Cumulative. All rights, privileges and elections or remedies of Landlord are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

7.10 No Waiver. Failure of either party hereto to declare any default immediately upon occurrence thereof, or any delay by either party in taking any action in connection therewith, shall not waive such default, but such party shall have the right to declare any such default at any time thereafter. No waiver by either party hereto of any default, or any agreement, term, covenant or condition contained in this Lease, shall be effective or binding on such party unless made in writing and no such waiver shall be implied from any omission by such party to take action with respect to such default or other such matter. No express written waiver by either party of any default, or other such matter, shall affect or cover any other default, matter or period of time, other than the default, matter and/or period of time specified in such express waiver. One or more written waivers by either party of any default, or other matter, shall not be deemed to be a waiver of any subsequent default, or other matter, in the performance of the same provision of this Lease. Acceptance of any full or partial payment of Rent by Landlord hereunder, or endorsement of any check, shall not constitute a waiver of any breach or Event of Default by Tenant or of any agreement, term, covenant or condition of this Lease, except as to the amount of the full or partial payment of Rent so accepted, regardless of Landlord's knowledge of any concurrent Event of Default or matter and regardless of any notation on the check so endorsed. Landlord may, at its election, apply any Rent received from Tenant to the oldest obligation outstanding from Tenant to Landlord, any endorsement or other statement of Tenant to the contrary notwithstanding. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Leased Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any default or of any term, covenant or condition of this Lease or operate as a surrender of this Lease. All of the remedies permitted or available to Landlord or Tenant under this Lease, or at law or in equity, shall be cumulative and not alternative and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.

7.11 Statutory Waivers. Tenant hereby waives the benefits of: (i) Sections 1932 and 1933(4) of the California Civil Code (pertaining to the termination of a hiring); (ii) Sections 1941 and 1942 of the California Civil Code (pertaining to the obligations of a landlord to

maintain premises and the rights of a tenant to make certain repairs or terminate a lease); (iii) Section 1945 of the California Civil Code (pertaining to renewal of a lease by acceptance of rent); (iv) Section 1950.7 of the California Civil Code (pertaining to security for the performance of a rental agreement); (v) Section 1995.310 of the California Civil Code (pertaining to remedies for withholding of consent to transfer of a leasehold); (vi) Section 1263.260 of the California Code of Civil Procedure (pertaining to the removal of improvements upon condemnation); and, (vii) Section 1265.130 of the California Code of Civil Procedure (pertaining to the termination of a lease upon condemnation).

7.12 Holding Over. If Tenant holds over after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay (i) for each month for the first two (2) months or any part thereof of hold-over tenancy one hundred fifty percent (150%) of the Gross Rent rate that Tenant was obligated to pay for the Lease Month immediately preceding the end of the Term together with such other amounts as may become due hereunder, and (ii) for each month thereafter or any part thereof of hold-over tenancy two hundred percent (200%) of the Gross Rent rate that Tenant was obligated to pay for the Lease Month immediately preceding the end of the Term together with such other amounts as may become due hereunder. No holding over by Tenant after the Term shall operate to extend the Term. If Tenant holds over without consent, Tenant shall indemnify, protect and hold Landlord harmless from and against all claims for damages by any other tenant or third person to whom Landlord may have leased or offered to lease all or any part of the Leased Premises covered hereby effective on or after the termination of this Lease, together with all loss, cost, expense, damages and liabilities in connection with any such reletting, including, without limitation, attorneys' fees and Landlord's lost revenues. Any holding over with the consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month.

7.13 Attorneys' Fees. If either party places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of the possession of the Leased Premises in the hands of an attorney or collection agency, or files suit upon the same, or seeks a judicial declaration of rights hereunder, the prevailing party shall recover its reasonable attorneys' fees, court costs and collection agency charges. "Prevailing party" within the meaning of this Section 7.13 shall include a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

7.14 Waiver of Right to Jury Trial. Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant's use or occupancy of the Leased Premises, including without limitation any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial. If the waiver set forth in this Section 7.14

is determined by any court to be invalid because it was executed prior to the commencement of any action, then Landlord and Tenant each covenant and agree to execute and deliver to the other, within five (5) days of a written request by the other, a waiver of the right to trial by jury similar in terms and scope to the waiver set forth in this Section 7.14 at such time following the commencement of such action as such waiver, if then made, would be valid.

7.15 Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties.

7.16 Transfers By Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Project. Upon transfer by Landlord of its interest in the Project, and upon the transferee's assumption of Landlord's obligations hereunder, no further liability or obligations shall thereafter accrue against the transferring or assigning person as Landlord hereunder.

7.17 Performance on Behalf of Landlord. Notwithstanding anything to the contrary contained in this Lease, in instances where the provisions of this Lease require or permit Landlord to perform any particular act or provide any particular service, including without limitation, any act or service described in Sections 4.01, 4.03, 4.07 or 5.07, or in the Paragraphs of Exhibit B hereto, such provisions shall, at Landlord's option, be deemed to permit Landlord's property manager, employees, agents, contractors or subcontractors to perform such acts or services on behalf of Landlord.

7.18 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

7.19 Notices. All notices, demands, consents and approvals that may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given at the time of personal delivery, the second (2nd) business day after being deposited in the United States mail, certified or registered, postage prepaid, or the first (1st) business day after being deposited with a recognized overnight or same day courier service. All such notices, demands, consents or approvals shall, if given by depositing the same in the United States mail or with a recognized overnight or same day courier service, shall be addressed to the party to be notified at the address for such party specified on the Basic Lease Information Sheet, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Personal delivery of notices to Tenant may in all events be made by leaving a copy of the notice, addressed to Tenant, at the Leased Premises. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of or occupying the Leased Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Leased Premises.

7.20 Building Planning. [Intentionally Omitted]

7.21 No Option. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

7.22 Integration and Interpretation. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written). The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against any party, regardless of which party may have drafted the provision in question, it being agreed that this is a negotiated agreement.

7.23 Defined Terms, Marginal Headings and References to Codes. When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including without limitation modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. The terms "include" and "including" as used in this Lease shall be construed as terms of illustration and not terms of exclusion, and Landlord and Tenant hereby agree that the provisions of Section 3534 of the California Civil Code shall not apply to this Lease, to the extent such provisions are inconsistent with that principle. The term "month," when not specified to be a Lease Month or calendar month, shall mean a period commencing as of a particular date and continuing to and including the date immediately preceding the same date of the next calendar month (or, if the next calendar month does not contain such a same date due to it being shorter in duration, then continuing to and including the last day of such next calendar month). The term "year," when not specified to be a calendar year, shall mean a period commencing as of a particular date and continuing to and including the date immediately preceding the same date of the next calendar year (or, if the next calendar year does not contain such a same date due to the previous year being a leap year, then continuing to and including February 28th of such next calendar year). References to sections or provisions of any statutes, codifications of statutes, rules, regulations or ordinances shall be deemed to also refer to any successor sections or provisions pertaining to the same subject matter.

7.24 Quitclaim. Upon expiration or earlier termination of this Lease, Tenant shall, immediately upon request of Landlord, execute, acknowledge and deliver to Landlord a recordable deed quit-claiming to Landlord all interest of Tenant in the Leased Premises, the Project and this Lease.

7.25 No Easement For Light, Air and View. This Lease conveys to Tenant no rights for any light, air or view. No diminution of light, air or view, or any impairment of the visibility of the Leased Premises from inside or outside the Building, by any structure or other object that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of

Rent under this Lease, constitute an actual or constructive eviction of Tenant, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant's obligations hereunder.

7.26 Disclosure as to Hazardous Materials. Landlord hereby discloses to Tenant that previous occupants or others possessed and used or may have possessed and used office supplies, cleaning products, construction and decorating materials and other substances in or about the Leased Premises or portions thereof and which may contain or may have contained Hazardous Materials. In addition: (i) portions of the Project (including, without limitation, the equipment rooms and emergency generator areas) contain Hazardous Materials of the kind ordinarily employed in such areas; and (ii) automobiles and other vehicles operated or parked in the parking and loading dock areas emit substances which may contain Hazardous Materials.

7.27 No Merger. The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation thereof shall not work a merger, but, at Landlord's sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

7.28 Memorandum of Lease. Tenant shall, upon request of Landlord, execute, acknowledge and deliver a short form memorandum of this Lease (and any amendment hereto or consolidation hereof), in form suitable for recording. In no event shall this Lease or any memorandum thereof be recorded without the prior written consent of Landlord, and any attempt to do so shall constitute an Event of Default by Tenant.

7.29 Survival. All of the covenants and obligations of Tenant contained in this Lease which (i) Tenant failed to perform during the Term of this Lease, (ii) by their nature, are to be performed after the Term Expiration Date, (iii) this Lease provides shall survive the expiration or earlier termination of this Lease, or (iv) provide that Tenant shall indemnify, defend and/or protect Landlord and/or hold Landlord harmless, shall survive the expiration or earlier termination of this Lease. No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of either party's rights and remedies at law or in equity available upon a breach by the other party of this Lease.

7.30 Financial Statements. Within thirty (30) days following Landlord's written request therefor (which request shall not be made more than once each year of the Term), Tenant shall furnish Landlord with financial statements, dated no earlier than one (1) year before the date of such request, certified as accurate by Tenant, reflecting Tenant's then current financial condition in such form and detail as Landlord may reasonably request. In addition, if Landlord finances the construction of improvements on and to the Building or Project, or otherwise procures financing secured by the Building or Project, or any portion thereof or interest therein, then the terms and provisions of this Lease may be subject to review and approval by the financial source providing such financing.

7.31 No Joint Venture. This Lease shall not be construed to create a partnership, joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

7.32 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, but without limitation, Section 5.15); and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment may be approved by Landlord hereunder, Tenant's assigns.

7.33 Nondisclosure of Lease Terms. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord's prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant's financial statements or tax returns, to an assignee of this Lease or subtenant of the Leased Premises, or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce this Lease.

7.34 Brokerage Commissions.

(a) Landlord hereby warrants and represents to Tenant that Landlord has not voluntarily incurred, on its behalf or on behalf of Tenant or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder's fee to any real estate broker or other person or entity in connection with this Lease, other than Tenant's Broker, with which Landlord has a separate agreement with respect to the payment of a commission in connection with this transaction. Landlord hereby agrees to indemnify, defend and hold Tenant harmless from claims for any commission or finder's fee charges by any real estate broker or other person or entity (including, without limitation, Tenant's Broker specified in the Basic Lease Information Sheet, but only to the extent that the claim of Tenant's Broker is based upon the separate agreement between Landlord and Tenant's Broker) arising from an agreement, whether express or implied, between Landlord and such broker or other person or entity or otherwise arising from the conduct of Landlord.

(b) Tenant hereby warrants and represents to Landlord that Tenant has not voluntarily incurred, on its behalf or on behalf of Landlord or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder's fee to any real estate broker or other person or entity in connection with this Lease, other than Tenant's Broker. Tenant is not aware of any obligation of Landlord to Tenant's Broker other than those set forth in the separate agreement between Landlord and such broker. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from claims for any commission or finder's fee charges by any real estate broker or other person or entity arising from an agreement, whether express or implied, between Tenant and such broker or other person or entity or otherwise arising from the conduct of Tenant.

7.35 Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Project is located, (c) Tenant has full corporate, partnership, trust, association or other

appropriate power and authority to enter into this Lease and to perform all Tenant's obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so. If Landlord is a corporation, partnership, trust, association or other entity, Landlord hereby covenants and warrants that (a) Landlord is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Landlord has and is duly qualified to do business in the state in which the Project is located, (c) Landlord has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Landlord's obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.

7.36 OFAC Certification. Tenant represents and warrants that (a) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation, and (b) Tenant shall not engage in any such actions during the Term. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing certification.

7.37 Applicable Law. All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the State of California. Any actions or proceedings brought under this Lease, or with respect to any matter arising under or out of this Lease, shall be brought and tried only in courts located in the County of Placer, California (excepting appellate courts).

7.38 Time of the Essence. Time is of the essence of each and every covenant herein contained.

7.39 Exhibits. The Basic Lease Information Sheet and all exhibits attached hereto are hereby incorporated herein and made an integral part hereof. Paragraph references in each exhibit shall be deemed to only refer to the paragraphs of the exhibit in which such references are made, unless otherwise specifically indicated to the contrary.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

"Landlord"

HINES DOUGLAS CORPORATE CENTER LP,
a Delaware limited partnership

By: Hines Douglas Corporate Center GP LLC,
a Delaware limited liability company,
its general partner

By: _______________

Name: Kevin L. McMeans

Title: Authorized Agent

"Tenant"

NORTH VALLEY BANK, a California corporation

By: _______________

Name: M.J. CUSHMAN

Title: PRESIDENT

By: _______________

Name: KEVIN R. WATSON

Title: CFO

EXHIBIT A

DEPICTION OF LEASED PREMISES


2999 DOUGLAS BOULEVARD
ROSEVILLE, CALIFORNIA
FIRST FLOOR
Nielsen
Associates
SUITE 165
SUITE 160

EXHIBIT B

INITIAL IMPROVEMENT OF LEASED PREMISES

1. **Tenant Improvements.** All Tenant Improvements shall be furnished and installed within the Leased Premises substantially in accordance with plans and specifications to be prepared by Landlord and approved by Tenant in accordance with this Exhibit B and shall be furnished and installed at the expense of Tenant, except for the amount of the Landlord's Contribution described in Paragraph 8 of this Exhibit B. For purposes hereof, the cost of the Tenant Improvements shall include, without limitation, all building permit fees, payments to design consultants for services and disbursements, all demolition and other preparatory work, premiums for insurance and bonds, general conditions, such inspection fees as Landlord may incur, reimbursement to Landlord for permit and other fees Landlord may incur that are fairly attributable to the Tenant Improvement work, the cost of preparing the Conceptual Plan, Working Drawings and as-built drawings, the cost of all floor pedestal and floor panel systems (if any), and the cost of installing any additional electrical capacity or telecommunications capacity required by Tenant.

2. **Condition of the Leased Premises.** Except as provided in this Exhibit B, Landlord shall have no obligation to Tenant with respect to the condition of the Leased Premises as of the Term Commencement Date. Tenant acknowledges and agrees that the work required to be performed pursuant to this Exhibit B includes any demolition or other preparatory work required as a result of the condition of the Leased Premises as of the date of the Lease. Tenant further acknowledges that Landlord has not made any warranty or representation of any kind to Tenant regarding the condition of the Leased Premises as of the date of the Lease or as to the suitability of the Leased Premises for Tenant's intended use.

3. **Preparation and Approval of Working Drawings.**

   (a) Landlord and Tenant have approved those certain conceptual space plans for the Leased Premises prepared by Nielsen & Associates, as follows (i) Suite 160, dated March 14, 2011 (revised March 17, 2011), Scheme A, and (ii) Suite 155, dated March 18, 2011, Scheme C, both attached hereto as Exhibit B-2 (collectively, the "**Conceptual Plan**"). Immediately following Tenant's execution and delivery of the Lease, Tenant shall cooperate in good faith with Landlord's architect and engineer(s) to supply such information (the "**Programming Information**") as is necessary to allow the Landlord's architect and engineer(s) to complete the final architectural, electrical, and mechanical plans and specifications in a form which is (i) complete to obtain all applicable permits and bid the work, and (ii) in a manner consistent with, and a logical extension of, the Conceptual Plan (as reasonably determined by Landlord) (collectively, the "**Working Drawings**"). Except as expressly provided in the Conceptual Plan, (x) all materials and finishes contemplated by the Conceptual Plan shall be deemed to be Building-standard materials and finishes (as to quantity and quality), and (y) all methods contemplated by the Conceptual Plan shall be deemed to be Building-standard methods. The Programming Information shall be subject to Landlord's

reasonable approval and shall be consistent with Landlord's requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building that are established from time to time by Landlord (**"Landlord's Specifications"**).

(b) After approving the Programming Information, Landlord shall cause its architect and engineer(s) to prepare and deliver to Tenant Working Drawings that conform to the Conceptual Plan and the approved Programming Information and are consistent with Landlord's Specifications. Tenant shall approve or disapprove the Working Drawings in writing within five (5) business days of receipt of such Working Drawings. Tenant's failure to approve or disapprove of such Working Drawings in writing within such five (5) business day period shall be deemed an approval by Tenant of such Working Drawings. If Tenant disapproves such Working Drawings in writing within such five (5) business day period, Tenant's written notice of disapproval shall specify any changes or modifications Tenant desires to the Working Drawings. Upon receipt of such written notice of disapproval, Landlord shall cause its architect and engineer(s) to revise the Working Drawings, taking into account the reasons for Tenant's disapproval (provided, however, that Landlord shall not be required to cause its architect or engineer(s) to make any revision to the Working Drawings that (i) would, in Landlord's reasonable judgment, cause the Working Drawings to fail to strictly conform to the Conceptual Plan, or (ii) would, in Landlord's reasonable judgment, cause the Working Drawings to fail to comply with applicable regulations, laws, ordinances, codes and rules or with Landlord's Requirements, or (iii) Landlord otherwise disapproves), and resubmit the Working Drawings to Tenant for its approval. Such revision and resubmission shall occur within five (5) business days after Landlord's receipt of Tenant's notice of disapproval if such revision is not material, and within such longer period of time as may be reasonably necessary if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Working Drawings.

4. **Landlord's Review Responsibilities**. As between Landlord and Tenant, Tenant shall be responsible for ensuring that all elements of the design of the Conceptual Plan and Working Drawings (including, without limitation, the functionality of design, structural integrity of the design, the configuration of the Leased Premises and the placement of Tenant's furniture, appliances and equipment) comply with applicable laws, ordinances, codes and rules and are correct and accurate and otherwise suitable for Tenant's use of the Leased Premises. The preparation, review and/or approval of the Conceptual Plan and Working Drawings by Landlord shall not relieve Tenant of such responsibility, as Tenant acknowledges that the preparation, review and/or approval of the same is solely to protect the interests of Landlord in the Building and the Leased Premises. Landlord shall not be the guarantor of, nor in any way or to any extent responsible for, the correctness or accuracy of any Conceptual Plans or Working Drawings or of the compliance of the Conceptual Plans or Working Drawings with applicable regulations, laws, ordinances, codes and rules or of the conformance of Conceptual Plans or Working Drawings with existing conditions in the Building.

5. **Administration of Work**. Landlord shall administer the construction of Tenant Improvements in accordance with the Working Drawings using contractors selected by Landlord in its sole and absolute discretion; provided, however, that Landlord shall not be required to install any Tenant Improvements that do not conform to the plans and specifications for the Project, or conflict with elements of the Project, or do not conform to any applicable regulations, laws, ordinances, codes and rules; such conformity being the obligation of Tenant. Tenant acknowledges that Landlord is constructing the Tenant Improvements for the convenience of Tenant but shall not be the guarantor of such Tenant Improvements. Landlord shall be entitled to receive a fee for the supervision of the contractors and the administration of the Tenant Improvements in an amount equal to five percent (5%) of the cost of constructing the Tenant Improvements, including amounts attributable to any general conditions.

6. **Reimbursement and Compensation**. Tenant shall reimburse Landlord for all actual costs incurred by Landlord in connection with the preparation of Working Drawings for the Tenant Improvements, and Landlord shall be entitled to receive the fee provided in Paragraph 5 of this Exhibit B; provided, however, that Tenant need not reimburse Landlord for the costs of preparation of the Conceptual Plan. Landlord may obtain any reimbursement or compensation required hereunder by deducting the amount of such reimbursement or compensation from Landlord's Contribution.

7. **Tenant Payments**. If Landlord estimates that the total cost of the Tenant Improvements (the "**Estimated Total Cost**") will exceed Landlord's Contribution, Landlord shall notify Tenant in writing of Landlord's good faith estimate of such excess (the "**Estimated Excess Cost**"). Tenant shall pay to Landlord within five (5) business days of receipt of an invoice describing in reasonable detail the actual cost of the Tenant Improvements incurred in respect of the period for which such invoice is delivered (the "**Periodic Invoice Cost**"), its Percentage Share of such Periodic Invoice Cost. As used herein, the term "**Percentage Share**" shall mean the percentage determined by: (i) dividing the Estimated Excess Cost by the Estimated Total Cost; and (ii) multiplying such number by one hundred (100). The failure by Tenant to make such payment within such five (5) business day period shall constitute an Event of Default under the Lease without the requirement of notice. Such payments by Tenant shall be applied by Landlord towards such Period Invoice Cost. Following Substantial Completion of the Tenant Improvements, if the total cost of the Tenant Improvements exceed the sum of Landlord's Contribution actually disbursed or required to be disbursed by Landlord and the amounts previously paid by Tenant towards all such Periodic Invoice Costs, then Tenant shall pay to Landlord such excess within fifteen (15) days after billing by Landlord. All other amounts payable by Tenant pursuant to the provisions of this Exhibit B, if any, shall be paid by Tenant within fifteen (15) days after billing by Landlord. Notwithstanding anything to the contrary contained herein, in the event that the cost of the Tenant Improvements exceeds the Landlord's Contribution, Landlord agrees that Tenant shall have the right, exercisable by Tenant's delivery to Landlord of written notice, in lieu of making any payment of any Estimated Excess Cost (or other payment of any portion of the cost of the Tenant Improvements), to have Landlord apply all or any portion of the Total Base Rent Forgiveness Amount toward all or any of such excess cost of the Tenant Improvements. In the event that Tenant makes such election, the expiration of the Rent

Forgiveness Period shall be shortened by an amount corresponding to the portion of the Total Base Rent Forgiveness Amount so applied, prorated on the basis of a thirty (30)-day month.

8. Landlord's Contribution.

(a) Landlord shall provide not more than One Hundred Forty-one Thousand Five Hundred Nineteen and 00/100ths Dollars ($141,519.00; based on $23.00 per square foot of usable area in the Leased Premises, equal to 6,153 square feet; "**Landlord's Contribution**"), as provided in this Paragraph 8 towards the cost of the design, administration, permitting and construction of the Tenant Improvements in the Leased Premises. Subject to the provisions of Paragraph 7 above, Landlord shall apply Landlord's Contribution to the cost of designing, administering, permitting and constructing the Tenant Improvements and for the other purposes specifically provided in this Exhibit B. The foregoing notwithstanding the obligation of Landlord to make any one or more payments pursuant to the provisions of this Paragraph 8 or to proceed with the construction of the Tenant Improvements shall be suspended without further act of the parties during any such time as there exists an Event of Default under the Lease or any event or condition which, with the passage of time or the giving of notice or both would constitute such an Event of Default. Nothing in this Paragraph 8 shall affect the obligations of Tenant under the Lease with respect to any alterations, additions and improvements within the Leased Premises, including, without limitation, any obligation to obtain the prior written consent of Landlord thereto.

(b) **Rent Credit.** Except as provided in this Paragraph 8(b), any unused portion of the Landlord's Contribution (the "**Unused Allowance**") shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Notwithstanding the foregoing to the contrary, Tenant may require that the Unused Allowance be applied as follows:

(i) Up to Twenty-four Thousand Six Hundred Twelve and 00/100ths Dollars ($24,612.00) of the Landlord's Contribution shall be (x) applied against Tenant's Rent obligations under the Lease, provided that Tenant has notified Landlord in writing of such election not later than the due date of such Rent, or (y) used to reimburse Tenant for costs incurred to install data cabling for the Leased Premises or to relocate to the Leased Premises (Landlord shall disburse such funds to Tenant within thirty (30) days after the later to occur of (i) the date that Tenant occupies the Leased Premises and conducts its business therefrom, or (ii) the date that Landlord receives paid invoices from Tenant for such costs).

(ii) If Tenant does not submit a request for application or disbursement of the entire Landlord's Contribution in accordance with the provisions contained in this Exhibit by February 1, 2012, the Unused Allowance shall be forfeited and shall accrue for the sole benefit of Landlord.

9. **Designation of Tenant's Representative.** Tenant hereby designates Scott Lewis as its representative in connection with the design and construction of the Tenant Improvements, and Landlord shall be entitled to rely upon the decisions and agreements made by such representative as binding upon Tenant.

10. **Tenant's Delay**. If Landlord shall be delayed in Substantial Completion as a result of:

(a) Tenant's failure to comply with the provisions of Paragraph 3 above; or,

(b) Tenant's request for materials, finishes or installations other than Building Standard Improvements which require a longer time than Building Standard Improvements to complete; or,

(c) Tenant's failure to comply with Landlord's contractor's or subcontractor's schedule; or,

(d) An Event of Default by Tenant under the Lease or the existence of any event or condition which, with the passage of time or the giving of notice or both would constitute such an Event of Default; or,

(e) Delays caused by Tenant in construction or by reason of the presence of Tenant or its contractors, employees, suppliers or agents in any portion of the Leased Premises prior to the Term Commencement Date; or,

(f) Any other act or omission of Tenant which delays Substantial Completion (all of the foregoing being referred to herein collectively as "**Tenant's Delay**"),

then, notwithstanding any provision to the contrary contained in the Lease, the date of Substantial Completion for purposes of determining the Term Commencement Date shall be the date when Substantial Completion would have occurred if there had been no Tenant's Delay. Tenant acknowledges that the length of any Tenant's Delay is to be measured by the duration of the delay in Substantial Completion caused by the event or conduct constituting Tenant's Delay, which may exceed the duration of such event or conduct due to the necessity of rescheduling work or other causes.

EXHIBIT B-1

DEFINITION OF BUILDING STANDARD IMPROVEMENTS

For the purposes of the definition set forth in Section 1.14 of the Lease, Building Standard Improvements would consist of:

A. Partitions.

One (1) linear foot of ceiling height partition per twelve (12) square feet of Net Rentable Area less Common Areas. All required partitions will be 5/8" gypsum board, painted with two coats of latex on 2-1/2" metal studs at 24" on center, with 2-1/2" base.

B. Doors and Hardware.

One (1) full height, solid core, teak veneer door with an aluminum frame and lever handle latch set hardware per three hundred (300) square feet of Net Rentable Area less Common Areas.

C. Ceiling.

A 24"x24"x5/8" thick fissured-type mineral fiber grid acoustical ceiling throughout the Leased Premises.

D. Lighting.

One (1) 2'x4' recessed fluorescent lighting fixture with anodized aluminum parabolic shaped louvers, including initial lamping, per seventy-five (75) square feet of Net Rentable Area less Common Areas. Common Areas on all office floors shall have lighting selected by Landlord.

E. Electrical Outlets.

One (1) duplex wall-mounted convenience outlet mounted at standard locations with white plastic cover plate for each one hundred twenty (120) square feet of Net Rentable Area less Common Areas.

F. Telephone Outlets.

One (1) telephone wall outlet mounted at standard locations for each two hundred ten (210) square feet of Net Rentable Area less Common Areas with pull wire through the partition.

G. Floor Covering.

Building standard carpet.

H. Switch.

One (1) dual light switch, rocker type, mounted at standard locations with white plastic cover plate for each three hundred (300) square feet of Net Rentable Area less Common Areas.

I. Window Covering.

Horizontal aluminum one-inch-slat blinds for exterior windows.

J. Life Safety Systems.

Fire sprinkler heads to conform with typical Tenant partition layout, utilizing the Building standard partition and lighting, for light hazard occupancy design criteria. Manual fire alarm pull stations, exit lights, and audible fire alarm speakers shall be provided at the Building stair doors and elevator lobbies.

K. Heating, ventilation and air conditioning.

The heating, ventilation and air conditioning system for the Leased Premises to suit normal general office space utilizing the Building standard lighting fixtures.

EXHIBIT B-2

CONCEPTUAL SPACE PLAN


CONFERENCE
LOBBY
OFFICE 1
T3
T2
T1
WS1
WS2
WS3
WS4
A.T.M.
WORK
BREAK
NORTH VALLEY BANK
SUITE 160
2999 DOUGLAS BOULEVARD
ROSEVILLE, CALIFORNIA
SCHEME B 2,672 RSF APRIL 12, 2011
Nielsen Associates Architects


WORK/FILES
OFFICE 5
CONFERENCE
RECEPTION
COFFEE
NOT A PART
OFC 5
OFFICE 4
OFFICE 3
OFFICE 2
OFFICE 1

REMAINDER - 3,477 RSF SUITE 155 - 4,342 RSF

NORTH VALLEY BANK

SUITE 155
2999 DOUGLAS BOULEVARD
ROSEVILLE, CALIFORNIA

SCHEME D   4,342 RSF   APRIL 12, 2011



Nielsen Associates Architects

EXHIBIT C

BASIC OPERATING COST EXCESS REIMBURSEMENT PROCEDURES

1. **Payment of Basic Operating Cost Excess.** Tenant shall pay Basic Operating Cost Excess with adjustments and in the manner hereinafter set forth:

(a) Commencing with the first day following the last day of the Base Year, Tenant shall pay Tenant's Proportionate Share of Estimated Basic Operating Cost Excess in twelve (12) equal installments on the first day of each calendar month during the Term and any extensions or renewals thereof, in advance, without demand and without reduction, abatement, counterclaim or setoff, at the address specified on the Basic Lease Information Sheet or at such other address as may be designated by Landlord in the manner provided for giving notice under Section 7.19 of the Lease.

(b) If the Term terminates on other than the last day of a calendar month, then Tenant's Proportionate Share of Estimated Basic Operating Cost Excess provided for such partial calendar month shall be prorated and the prorated installment shall be paid on the first day of the calendar month next preceding the date of termination.

2. **Basic Operating Cost.**

(a) Basic Operating Cost shall mean all expenses and costs (but not specific costs that are separately billed to and paid by specific tenants) of every kind and nature that Landlord shall have paid or incurred or become obligated to pay or incur (including, without limitation, costs incurred by managers and agents that are reimbursed by Landlord) because of or in connection with the management, maintenance, preservation, ownership and operation of the Building and its supporting facilities (as allocated thereto in accordance with accounting principles generally accepted in the real estate industry, consistently applied) including, but not limited to the following:

(1) Wages, salaries and reimbursable expenses and benefits of all on-site and off-site personnel engaged in the operation, maintenance and security of the Building and the direct costs of training such employees limiting such charges only to amounts directly allocable to services rendered by the employees and personnel for the benefit of the Building.

(2) Costs of the property management office and office operation.

(3) All supplies, materials and rental equipment used in the operation and maintenance of the Building, including, without limitation, temporary lobby displays and events, the cost of erecting, maintaining and dismantling art work and similar decorative displays commensurate with operation of a first-class office building.

(4) Utilities, including, without limitation, water, power, gas, sewer, waste disposal, communication and cable T.V. facilities, heating, cooling, lighting and ventilation of the Building.

(5) All maintenance, janitorial and service agreements for the Building and the equipment therein, including, but not limited to, alarm service, window cleaning, elevator maintenance, and maintenance and repair of sidewalks, landscaping, Building exterior and service areas.

(6) A management cost recovery equal to three percent (3%) of all income (excluding such management cost recovery) derived from the Building, including, without limitation, all Rent hereunder, all rent and other payments derived from other tenants in the Building, parking revenues and other revenues derived from licensees of any other part of or right in the Building.

(7) Legal and accounting services for the Building, including, but not limited to, the costs of reviews or audits by certified public accountants of Basic Operating Cost records; provided, however, that legal expense shall not include the cost of (i) negotiating lease terms for prospective tenants, (ii) negotiating termination or extension of leases with existing tenants, (iii) proceedings against any other specific tenant relating solely to the collection of rent or other sums due to Landlord from such tenant, or (iv) legal costs incurred in connection with development and/or construction of the Building.

(8) All insurance premiums and costs, including but not limited to, the premiums and cost of fire, casualty, liability, rental loss, terrorism and earthquake insurance applicable to the Building and Landlord's personal property used in connection therewith (and all amounts paid as a result of loss sustained that would be covered by such policies but for "deductible" or self-insurance provisions); provided, however, that Landlord may, but shall not be obligated to, carry earthquake insurance and/or terrorism insurance.

(9) Repairs, replacements and general maintenance (except for repairs and replacements (i) paid for from the proceeds of insurance, (ii) paid for directly by Tenant, other tenants or any third party, or (iii) for the benefit solely of tenants of the Building other than Tenant to the extent that Tenant could not obtain similar services from Landlord without an obligation to reimburse Landlord for the entire cost thereof under the provisions of the Lease).

(10) All real estate or personal property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, including, but not limited to, all of the following: (i) all real estate taxes and assessments, and all other taxes relating to, or levied, assessed or imposed on, the Building, or any portion thereof, or interest therein; (ii) all taxes, assessments, charges, levies, fees, excises or penalties, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature imposed, levied upon, measured by or attributable to Landlord's equipment, furniture, fixtures and other property located in, or used in connection with, the Building, or levied upon, measured by or reasonably attributable to the cost or value of any of the foregoing; (iii) all other taxes (including, without limitation, value added taxes), assessments, charges, levies, fees, or penalties, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature imposed, levied, assessed, charged or collected by any governmental authority or other entity either directly or indirectly (A) for or in connection with public improvements, user, maintenance or development fees, transit, parking, housing, employment, police, fire, open space, streets, sidewalks, utilities, job training, child care or other

governmental services or benefits, (B) upon or with respect to the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of, or business operations in, the Building (C) upon, against or measured by the area of the Building, or uses made thereof, or leases made to tenants thereof, or all or any part of the rents or other charges collected or collectible from tenants or other users thereof, and (D) for environmental matters or as a result of the imposition of mitigation measures, including, without limitation, parking taxes, employer parking regulations, or fees, charges or assessments as a result of the treatment of the Building, or any portion thereof or interest therein, as a source of pollution or storm water runoff; (iv) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any or all of the foregoing taxes, assessments, charges or fees; and (v) any and all costs, expenses and attorneys' fees paid or incurred by Landlord in connection with any proceeding or action to contest in whole or in part, formally or informally, the imposition, collection or validity of any of the foregoing taxes, assessments, charges or fees. If by law any Real Property Taxes may be paid in installments at the option of the taxpayer, then Landlord shall include within Real Property Taxes only those installments (including interest, if any) which would become due by exercise of such option. Real estate taxes shall not include (i) inheritance or estate taxes imposed upon or assessed against the Building, or any part thereof or interest therein, or (ii) taxes computed upon the basis of the net income derived from the Building by Landlord or the owner of any interest therein.

(11) Amortization (together with reasonable financing charges) of capital improvements made to the Building (i) to comply with the requirements of law, ordinance rule or regulation; (ii) to replace items which Landlord would be obligated to maintain under the Lease; or (iii) to improve the operating efficiency of the Building; provided, however, that in the case of improvements made solely for efficiency purposes, the amount chargeable as a Basic Operating Cost in any year shall not exceed Landlord's reasonable determination of the efficiency achieved either in direct cost savings, avoidance of cost increases or a combination of both. As used herein, "amortization" shall mean allocation of the cost (together with interest thereon at the rate of ten percent (10%) per annum or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of funding such improvements) equally to each year of useful life of the items being amortized or a shorter period equal to the number of years required to recover the cost of said item of capital improvement out of the savings in operating efficiency derived therefrom. Notwithstanding the foregoing, however, Landlord may treat as expenses (chargeable in the year incurred) and not as capital costs items that are less than two percent (2%) of Landlord's reasonable estimate of the Basic Operating Cost for the year in question.

(b) The provisions of Paragraph 2(a) above notwithstanding, Basic Operating Cost shall not include:

(1) Subject to the provisions of Paragraph 2(a)(11), payment of interest and principal on the operating or non-operating debts of Landlord.

(2) Ground rent, master lease rent, or other payments made under any ground lease or other lease of real property.

(3) Costs and expenses that would be capital expenditures pursuant to accounting principles generally accepted in the real estate industry, consistently applied, except as allowed pursuant to Paragraphs 2(a)(9) and 2(a)(11).

(4) The depreciation of the Building or any part thereof.

(5) Except as set forth in Paragraph 2(a)(6), all expenses in connection with the marketing, renting or leasing of space in the Building, including without limitation, tenant improvement costs, leasing commissions, finder's fees, architect's fees, space planning fees, advertising expenses and other expenses incurred in connection with leasing or renting negotiations and leasing or rental transactions with present or prospective tenants or other occupants of the Building.

(6) Costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the management, maintenance, repair, preservation, ownership and operation of the Project, including legal entity formation and legal entity accounting (including the incremental accounting fees relating to the operation of the Building to the extent incurred separately in reporting operating results to the Building's owners or lenders).

(7) Any bad debt loss, rent loss, or reserves for bad debts or rent loss.

(8) Except as set forth above in Paragraph 2(a)(6), any sum paid to any subsidiary or other affiliate of Landlord for services on or to the Building, to the extent that the costs of such services exceed competitive costs for comparable services rendered by persons or entities of similar skill, competence and experience, other than a subsidiary or other affiliate of Landlord.

(9) Costs arising from Landlord's charitable or political contributions.

(10) Brokerage commissions, attorneys' fees, costs, disbursements and other expenses incurred (including accounting and other professional fees) in connection with solicitation of and negotiation for the financing of any portion of the Building.

(11) Salaries, benefits, wages, fees, etc. for officers, directors, members, partners or other principals of Landlord, or its affiliates or of any direct or indirect constituent entity of Landlord or any affiliate thereof, all to the extent above the grade of Senior Vice President of Operations.

(12) Costs for which Landlord is directly reimbursed by a tenant under the provisions of its lease (other than through payment of a proportionate share of Basic Operating Cost or other similar general operating expense reimbursement procedure).

(13) Interest and penalties relating to Landlord's failure to pay any taxes to be paid by Landlord when due, except to the extent that Landlord believed in good faith that such taxes were not properly due and owing and Landlord took appropriate steps to protest or otherwise challenge the imposition or amount of such taxes.

(14) Costs for repairs or replacements covered by third-party warranties or guarantees, to the extent actually collected by Landlord.

(15) Costs for which Landlord is reimbursed by insurance proceeds from policies the premiums for which were included in Basic Operating Cost or which Landlord was expressly required to carry by the terms of the Lease, to the extent Landlord receives such reimbursement.

(c) Notwithstanding any other provision herein to the contrary, if the Building is less than ninety-five percent (95%) occupied at any time during any calendar year of the Term, an adjustment shall be made in computing Basic Operating Cost for such year so that Basic Operating Cost shall be computed as though the Building had been ninety-five percent (95%) occupied during such calendar year (but if the Building is at least ninety-five percent (95%) occupied during the entirety of any calendar year of the Term, then the Basic Operating Cost shall be the actual Basic Operating Cost for such calendar year); provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Building, an amount greater than one hundred percent (100%) of the actual Basic Operating Cost during any calendar year of the Term.

(d) Any provision contained in the Lease or this Exhibit C to the contrary notwithstanding, Landlord shall have the right, at any time and from time to time, to equitably allocate and/or prorate some or all of the Project Operating Cost (defined below) among one or more of the buildings, improvements and facilities of the Project (the "Cost Pools"). As used herein, the term "Project Operating Cost" shall mean the expenses and costs described in Paragraph 2(a) above, but shall exclude the expenses and costs described Paragraph 2(b) above, all as if the term "Building" is replaced with the term "Project" in each instance within such Paragraphs. The computation of Project Operating Cost shall be subject to adjustment in the same manner as provided in Paragraph 2(c) above with respect to Basic Operating Cost, all as if the term "Building" is replaced with the term "Project" in each instance within such Paragraph. In the event Landlord elects to establish Cost Pools pursuant to the provisions of this Paragraph 2(d), Basic Operating Cost shall be appropriately adjusted to account for the portion of Project Operating Cost allocated and/or prorated in such Cost Pools, and the Building's share thereof, such that no particular item of expense or cost is duplicated. In no event shall Landlord collect in total, from Tenant and all other tenants of the Project, an amount greater than one hundred percent (100%) of the actual Project Operating Cost during any calendar year of the Term.

3. **Adjustment for Variation Between Estimated Excess and Actual Excess.** If the Basic Operating Cost Adjustment for any calendar year is a positive number (i.e., Estimated Basic Operating Cost Excess is less than the actual Basic Operating Cost Excess for such calendar year) Tenant shall pay to Landlord, pursuant to Landlord's billing therefor (submitted pursuant to Paragraph 4 below), Tenant's Proportionate Share of the Basic Operating Cost Adjustment within thirty (30) days after presentation of Landlord's statement. If the Basic Operating Cost Adjustment for any calendar year is a negative number (i.e., Estimated Basic Operating Cost Excess is greater than the actual Basic Operating Cost Excess for such calendar year), then Landlord at Tenant's written election shall pay Tenant's Proportionate Share of the Basic Operating Cost Adjustment to Tenant in cash, within ten (10) days after the Basic Operating Cost Adjustment is finally determined, or credit said amount against future installments of Estimated

Basic Operating Cost Excess payable by Tenant hereunder. The foregoing notwithstanding, there shall be no Basic Operating Cost Adjustment for any calendar year in which Basic Operating Cost for such calendar year is equal to, or less than, Base Year Basic Operating Cost. Should the Term commence or terminate at any time other than the first day of a calendar year, Tenant's Proportionate Share of the Basic Operating Cost Adjustment shall be prorated for the exact number of calendar days during such calendar year that fall within the Term.

4. Computation of Basic Operating Cost Adjustment. Landlord shall, within one hundred eighty (180) days after the end of any calendar year for which there exists a Basic Operating Cost Adjustment, give written notice thereof to Tenant. The notice shall contain or be accompanied by a statement of the Basic Operating Cost during such calendar year, and a computation of Basic Operating Cost Adjustment. Landlord's failure to give such notice and statement within such one hundred eighty (180) day period after the end of any calendar year for which a Basic Operating Cost Adjustment is due shall not release either party from the obligation to make the adjustment provided for in Paragraph 3 above.

5. Limit on Basic Operating Cost.

(a) Anything to the contrary set forth in this Exhibit C notwithstanding, with respect to each calendar year of the Term following the Base Year, for purposes of (and only for purposes of) calculating Tenant's Proportionate Share of Basic Operating Cost Excess for such calendar year, the aggregate portion of Basic Operating Cost for such calendar year consisting solely of Controllable Cost Items (as defined in Paragraph 5(b) below) shall be deemed to not have exceeded the Controllable Cost Item Capped Amount (as defined in Paragraph 5(b) below) for such calendar year.

(b) For the purposes of this Paragraph 5, the **"Controllable Cost Item Capped Amount"** for the calendar year of 2012 shall be one hundred six percent (106%) of the aggregate of the Controllable Cost Items with respect to the Base Year, and, for each calendar year of the Term following the calendar year of 2012, the Controllable Cost Item Capped Amount for such calendar shall be one hundred six percent (106%) of the aggregate of the Controllable Cost Items with respect to the immediately preceding calendar year. For purposes of this Paragraph 5, the term **"Controllable Cost Items"** shall mean, with respect to each calendar year of the Term (including the Base Year), items of Basic Operating Cost with respect to such calendar year which do not consist of or are not otherwise incurred on account of: (i) services controlled or otherwise materially affected by unionized labor wage rates; (ii) Real Property Taxes; (iii) insurance maintained by Landlord; (iv) utilities of the type described in Paragraph 2(a) of this Exhibit C; (v) capital improvements made on, to or within the Building or Project (as applicable) for one or more of the purposes described in Paragraph 2(a)(9) or Paragraph 2(a)(11) of this Exhibit C; or (vi) other services or work which, if not provided or performed, would have resulted in a violation of applicable law, breach of a contractual obligation, fees, penalties, charges, or other adverse consequences.

(c) The foregoing notwithstanding, nothing in this Paragraph 5 shall entitle Tenant to any refund, credit or offset in the event that the actual Basic Operating Cost for any calendar year following the Base Year is less than or equal to the Base Year Basic Operating Cost.

(d) Notwithstanding any contrary provision of this Lease, the terms of this Paragraph 5 shall not apply during any Extended Term (as defined in Exhibit E) or any other period of time following the original Term Expiration Date (as defined in the Basic Lease Information Sheet).

EXHIBIT D

PARKING AGREEMENT

1. **Parking Privileges**. During the Term, Tenant shall have the use of (i) twenty-eight (28) unreserved vehicle parking privileges (the "Unreserved Parking Privileges") in the surface parking area of the Project designated by Landlord for the use of tenants of the Building and (ii) four (4) vehicle parking privileges designated for use with the ATM (as defined in Exhibit E), which parking privileges shall be in the surface parking area near the ATM, and shall be specifically located as reasonably designated by Landlord (the "ATM Parking Privilege" and collectively with the Unreserved Parking Privileges, the "Parking Privileges"). Tenant shall be reimburse Landlord, as Additional Rent under this Lease, for all costs associated with the initial preparation and on-going maintenance of the ATM Parking Privileges. In no event shall Landlord be liable for enforcing the ATM Parking Privileges (e.g., by citing or towing the vehicles of non-ATM users), and Tenant shall have no right to enforce any exclusive use right to use the ATM Parking Privileges. Tenant shall pay to Landlord or its parking operator the prevailing market rate, as such rate is established by Landlord or such operator from time to time, for the Parking Privileges, provided, however, that during the sixty-five (65)-month initial Term, there shall be no charge. The Parking Privileges shall, at all times, be subject to (i) timely payment of the prevailing market rate (subject to the limitations set forth in the immediately preceding sentence); (ii) such terms and conditions and rules and regulations as Landlord or its parking operator may from time to time establish; and, (iii) such other conditions as may be imposed by any applicable laws, ordinances, rules and regulations. Landlord may assign any unreserved and unassigned parking spaces or designate all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program or valet parking program if Landlord determines in its sole discretion that such is necessary for orderly parking.

2. **Use and Compliance.** Tenant may permit its employees and contractors to use the Parking Privileges. Tenant shall use all reasonable efforts to confine parking by its employees and contractors to the surface parking area designated by Landlord for the use of tenants of the Building and to cause them to comply with such rules and regulations as Landlord or its parking operator may establish from time to time and to all applicable laws, ordinances, rules and regulations. Tenant shall not use, or permit its employees or contractors to use, any spaces which have been or are hereafter designated by Landlord for use only by persons or vehicles qualifying to use handicapped, vanpool, carpool or other restricted categories of use (except to the extent that employees or contractors or their vehicles are qualified to use such designated spaces) or assigned to other tenants. Landlord reserves the right at any time to relocate parking spaces and to substitute an equivalent number of parking privileges in a parking structure or garage, subterranean parking facility or surface parking area within a reasonable distance of the Project. Only passenger cars, light trucks and motorcycles may be parked in the surface parking area of the Project by Tenant or its employees and contractors, and no vehicle shall be permitted to remain there for a period of more than twenty-four (24) consecutive hours. Tenant shall comply with all traffic systems management programs which are hereafter imposed on the Project by any local, state or federal governmental agency or authority. Landlord may refuse to permit any person who violates the parking rules and regulations to park at the Project, and any violation of the rules and regulations shall subject the car to removal at the expense of the owner.

3. **Damage and Repair**. Any user of the Parking Privileges shall retain all responsibility for damages to cars or other property arising from or in connection with such user's use of the Parking Privileges, and Landlord shall have no responsibility for any property damage or personal injury resulting from use of the surface parking area at the Project. Tenant shall repair or cause to be repaired at its sole cost and expense any and all damage to the Project or any part thereof caused by Tenant or its employees or contractors or resulting from vehicles of its employees and contractors.

EXHIBIT E

ADDITIONAL PROVISIONS

1. Option To Extend.

(a) Tenant shall have the option to extend the Term for one (1) period of sixty (60) months (the "Extended Term"), commencing as of the day following the Term Expiration Date. Base Rent per month for the Extended Term shall be the greater of (i) the then-current Fair Market Rent for the Extended Term, or (ii) the sum of the Base Rent and Additional Rent in effect as of the end of the prior term.

(b) To exercise Tenant's option to extend the Term, Tenant shall give Landlord written notice of its election not earlier than the date that is twelve (12) months prior to the Term Expiration Date, and not later than the date that is nine (9) months prior to the Term Expiration Date. Within thirty (30) days of receipt of Tenant's election to extend, Landlord shall notify Tenant of Landlord's good faith determination of Fair Market Rent for the Extended Term. Within five (5) days after receipt of such notice from Landlord, Tenant shall have the right to: (i) elect to accept Landlord's determination of Fair Market Rent for the Extended Term; or (ii) elect to disagree with Landlord's determination of Fair Market Rent for the Extended Term. Failure on the part of Tenant to make any election in writing pursuant to the preceding sentence within such five (5)-day period shall constitute an election by Tenant to accept Landlord's determination of Fair Market Rent for the Extended Term.

(c) In the event Tenant elects, by written notice within the 30-day period, to disagree with Landlord's determination of Fair Market Rent for the Extended Term, then Landlord and Tenant shall meet and confer with each other as frequently as is reasonable in the circumstances in order to come to mutual agreement as to the Fair Market Rent for the Extended Term; provided, however, that if Landlord and Tenant cannot mutually agree in writing as to the Fair Market Rent for the Extended Term within 25 days following Tenant's written notice of disagreement, Tenant shall furnish to Landlord a notice in writing (**"Tenant's Notice"**) stating what Tenant perceives to be the Fair Market Rent projected to the commencement date of the Extended Term. Tenant's Notice shall be accompanied by a statement from a qualified real estate appraiser stating the appraiser's opinion of Fair Market Rent. If Landlord disagrees with the estimate of Fair Market Rent submitted by Tenant with Tenant's Notice, then within thirty (30) days after receipt of Tenant's Notice, Landlord shall have the right to submit to Tenant an appraisal by a qualified real estate appraiser of Fair Market Rent effective as of the commencement date of the Extended Term. If the higher estimate is not more than one hundred five percent (105%) of the lower estimate, the new rent shall be established as the average of the two appraisals. If not, the two appraisers acting on behalf of Landlord and Tenant, shall, within fifteen (15) days after Landlord's appraisal has been submitted, jointly appoint a third qualified real estate appraiser (the **"Referee"**). If the two appraisers are unable to agree upon the selection of a Referee, then the Referee shall be selected within fifteen (15) days thereafter by an arbitrator pursuant to the rules of the American Arbitration Association. The Referee shall, within thirty (30) days after appointment, render his decision, which decision shall be strictly limited to choosing one of the two determinations made by the two appraisers chosen by Landlord and Tenant with respect to Fair Market Rent. The decision of the Referee shall be binding upon

Landlord and Tenant and shall constitute the Base Rent for the Extended Term. Landlord and Tenant shall each pay for their own appraisal, and the cost of the Referee shall be shared equally by Landlord and Tenant.

(d) Tenant shall have no other option, right or obligation to extend the Term or otherwise remain in the Leased Premises after expiration of the current Term. From and after commencement of the Extended Term, all of the other terms, covenants and conditions of the Lease shall apply, and references to the Term shall be deemed to include the Extended Term; provided, however, that (i) the Base Rent shall be revised as herein provided, (ii) Tenant shall have no option or right to further extend the Term beyond the Extended Term, (iii) there shall be no "free rent" period, (iv) Landlord shall have no obligation to make any alterations or improvements to the Leased Premises, and (v) the cap on increases in Basic Operating Cost in Paragraph 5 of Exhibit C shall not apply.

(e) Notwithstanding anything to the contrary contained herein, Tenant's rights under this Paragraph 1 are personal to the original Tenant executing the Lease ("Named Tenant") and shall not be assigned or assignable, in whole or in part, to any third party. Any assignment or other transfer of such rights by Named Tenant shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Leased Premises shall be permitted to exercise the rights granted to Tenant under this Paragraph 1.

(f) Conditions to Option to Extend. Tenant's right to exercise the option to extend shall be subject to the conditions (all of which conditions are solely for Landlord's benefit and may, in Landlord's sole discretion, be waived) that (i) at the time of exercise and at all times prior to the commencement of the Extended Term, Tenant shall not be in default under the Lease or otherwise failed to have timely performed all of Tenant's obligations under the Lease, and (ii) Tenant must demonstrate to Landlord's reasonable satisfaction that Tenant's creditworthiness is equal to or greater than that in effect when the Lease was signed by Landlord, and (iii) Tenant must exercise the option to extend as to the entire Leased Premises.

2. Building Signage.

(a) The original Tenant executing this Lease (**"Named Tenant"**) shall, in accordance with Building standard signage program, have the right to install on the exterior wall of the Building facing Douglas Boulevard, and thereafter to operate and maintain, one (1) exterior non-illuminated sign (the **"Tenant's Exterior Sign"**) displaying Tenant's trade name of a size and in a location to be mutually approved by Landlord, Tenant and the City of Roseville. Landlord hereby approves the plans for Tenant's Exterior Sign, attached hereto as Exhibit E-1, subject to Tenant obtaining approval of same from the City of Roseville. Landlord, and the City of Roseville, shall have the right to approve the construction means and methods, the identity of any contractor or subcontractor to be employed on the work of installing Tenant's Exterior Sign, and the time for performance of such work. Without limiting the other grounds upon which Landlord may refuse to approve any contractor or subcontractor, Landlord may take into account the desirability of maintaining harmonious labor relations at the Project. Tenant shall supply to Landlord any documents and information requested by Landlord in connection with the exercise of its rights hereunder. Landlord shall provide a written consent (which consent shall not be unreasonably withheld, conditioned or delayed, although Landlord may take aesthetic

considerations into account in such decision), or non-consent stating the reasons for such non-consent, within fifteen (15) days of receiving written request from Tenant and all documents reasonably required by Landlord in connection with its review. The installation of Tenant's Exterior Sign shall otherwise be performed in accordance with the provisions of Section 5.07 of the Lease.

(b) Landlord shall have no obligation to Tenant with respect to the adequacy or condition of the Building or the Project for the purposes of Tenant's Exterior Sign, and Landlord has not made any warranty or representation of any kind to Tenant regarding the condition of the Building or the Project for Tenant's Exterior Sign or otherwise.

(c) Notwithstanding anything to the contrary contained in the Lease and in addition to the maintenance and repair obligations of Tenant set forth in Section 5.04 of the Lease, any and all maintenance and repair relating to Tenant's Exterior Sign shall be the sole responsibility of Tenant including, without limitation: (i) ensuring all penetrations of the exterior of the Project related to Tenant's Exterior Sign remain "watertight/waterproof" meaning that no portions of Tenant's Exterior Sign cause or permit any water to penetrate or damage any portion of the Project, (ii) cleaning Tenant's Exterior Sign whenever necessary in order to ensure that its appearance complies with the "Class-A" nature of the Project (as determined by Landlord in its reasonable discretion), (iii) promptly repairing any cracks in or other damage to the exterior façade of the Project caused by Tenant's Exterior Sign (as determined by Landlord in its reasonable discretion), (iv) taking any necessary measures to prevent or abate the presence of birds which may congregate on or around Tenant's Exterior Sign (as determined in Landlord's reasonable discretion), and (v) making any other repair or maintenance to Project that Landlord reasonably determines necessary due to the installation, existence, or removal of Tenant's Exterior Sign. Tenant shall promptly perform such maintenance and repair obligations in a good and workmanlike manner, such that Tenant's Exterior Sign appears and operates at all times in the manner intended at the time it was designed and installed.

(d) Notwithstanding anything to the contrary contained in the Lease, Tenant shall, prior to the expiration or earlier termination of the Lease, and at Tenant's sole cost and expense, remove Tenant's Exterior Sign and restore any portion(s) of the Building or Project impacted by Tenant's Exterior Sign (as determined by Landlord in its reasonable discretion) to the condition of such portion(s) of the Building or Project which existed prior to the installation of Tenant's Exterior Sign. If any patching of holes or other cosmetic blemishes relating to Tenant's Exterior Sign are visible in the reasonable opinion of Landlord (including, without limitation, discoloration of the exterior façade materials of the Building) following such removal by Tenant, Landlord may require that the underlying façade materials be replaced with new materials consistent in color, appearance and texture to the original façade materials, at Tenant's sole cost and expense.

(e) All costs pertaining to the design, installation, operation, maintenance, repair and removal of Tenant's Exterior Sign or any part thereof shall be paid by Tenant when due. The provisions of the Lease pertaining to mechanic's liens shall apply to Tenant's Exterior Sign. For purposes hereof, the cost of Tenant's Exterior Sign shall include, without limitation, all building permit fees, payments to design consultants for services and disbursements, all preparatory work, premiums for insurance and bonds, general conditions, such inspection fees as Landlord may

incur, reimbursement to Landlord for permit, inspection and other fees Landlord may incur that are fairly attributable to Tenant's Exterior Sign, the cost of preparing as-built drawings, and the cost of installing any additional electrical capacity required by Tenant. Tenant shall insure Tenant's Exterior Sign pursuant to the provisions of Section 7.03 of the Lease in the same manner and to the same extent as the Tenant Extra Improvements.

(f) Notwithstanding anything to the contrary contained in the Lease, Landlord shall have the right, but not the obligation, to perform any of the obligations of Tenant set forth in this Paragraph 2 on Tenant's behalf, if, after ten (10) days following the delivery of written notice to Tenant of the necessity of any work or obligation set forth herein, Tenant has not caused the commencement of such work or fulfillment of such obligation (or if the completion of such work or fulfillment of such obligation has commenced but ceases to be diligently pursued by Tenant). Tenant shall promptly pay all of Landlord's costs and expenses related to any such work plus an administration fee of fifteen percent (15%) of such costs and expenses for Landlord's supervision and coordination of such work. Tenant shall pay such costs and expenses to Landlord within fifteen (15) days after the receipt of reasonably detailed invoice therefor from Landlord, together with reasonable evidence of the amounts incurred and paid by Landlord for such purposes. Such costs and fee shall constitute a part of the Rent due under the Lease and shall be in addition to all other Rent, and Landlord shall have the same rights and remedies with respect to any failure to pay them as herein required which Landlord would have with respect to any other failure to pay Rent when due.

(g) Notwithstanding anything to the contrary contained herein, Named Tenant's rights under this Paragraph 2 are personal to Named Tenant and shall not be assigned or assignable, in whole or in part, to any third party. Any assignment or other transfer of such rights by Named Tenant shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Leased Premises shall be permitted to exercise the rights granted to Named Tenant under this Paragraph 2.

(h) Named Tenant's rights under this Paragraph 2 shall terminate and be of no further force and effect should Named Tenant fail to install Tenant's Exterior Sign in full compliance with the terms of this Paragraph 2 by the date that is one (1) year after the Term Commencement Date.

3. **Lobby Improvements**. Landlord acknowledges that Tenant desires to increase the visibility of the Leased Premises from the Common Area lobby of the Building. Without granting Tenant any specific rights to any Alterations within the Leased Premises or any Common Areas of the Building, Landlord agrees that it shall not unreasonably withhold consent, condition or delay its consent to any proposed Alteration that increases such visibility. Tenant acknowledges and agrees that nothing in this Paragraph 3 grants Tenant's any rights to any signage or other improvements to be placed in any portion of the Common Areas, and that any Alterations shall be subject to the provisions of Section 5.07 of the Lease. Notwithstanding the foregoing to the contrary, Landlord agrees to remove, at Landlord's sole cost, the middle panel of the three (3) decorative window treatments located on the wall within the Building lobby where the entrance to the Leased Premises is located. Notwithstanding anything to the contrary contained herein, Named Tenant's rights under this Paragraph 3 are personal to Named Tenant and shall not be assigned or assignable, in whole or in part, to any third party. Any assignment

or other transfer of such rights by Named Tenant shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Leased Premises shall be permitted to exercise the rights granted to Named Tenant under this Paragraph 3.

4. **ATM.**

(a) Tenant shall have the right to install an Automated Teller Machine/deposit drop box (the "**ATM**") with 24 hour access to the public on the outside wall(s) of the Premises in a location reasonably acceptable to Landlord, in each case with all necessary lighting and appurtenant fixtures and equipment. Tenant acknowledges and agrees that (i) Tenant shall install, insure and remove the ATM in accordance with the terms applicable to Alterations under the Lease; (ii) Tenant shall maintain and repair the ATM pursuant to Section 5.04 of the Lease, and in performing such maintenance and repair, Tenant shall not unreasonably interfere with the use and enjoyment of the Common Areas by the Project's occupants, invitees and visitors, (iii) Tenant's indemnity obligations under Section 7.04(b) of the Lease shall apply to the presence and/or use of the ATM; (iv) in no event will the installation, operation or use of the ATM result in any loss of parking spaces (other than the ATM Parking Privileges identified in Exhibit D) or interference with the use and enjoyment of the Common Areas by the Project's occupants, invitees and visitors; and (v) Tenant must cause the ATM to comply with all laws (including, but not limited to, the requirements of California Financial Code sections 13000 through 13070 and any successor statutes, and any other law requiring lighting or other security measures).

(b) If Tenant is unable to rectify (to Landlord's reasonable satisfaction) on-going security problems (defined as three (3) or more incidents involving personal injury or loss of property due to criminal activity within any six (6) month period) involving the ATM within thirty (30) days of prior written notice, Landlord may require the removal, alteration or relocation of the ATM, at Tenant's expense, if, in Landlord's reasonable judgment, such ATM (and any related windscreen or awning) creates an unreasonable risk to the personal safety of the Project's occupants, invitees or visitors. If Landlord is required to make any alterations to or incur additional maintenance or repairs costs for the Common Area due to the presence, use or removal of the ATM (either due to applicable laws, ordinances, rules and regulations or in Landlord's reasonable judgment), Tenant shall reimburse Landlord for the cost of such alterations, maintenance and/or repair as Additional Rent under the Lease.

(c) Notwithstanding anything to the contrary contained herein, Named Tenant's rights under this Paragraph 4 are personal to Named Tenant and shall not be assigned or assignable, in whole or in part, to any third party. Any assignment or other transfer of such rights by Named Tenant shall be void and of no force or effect. Without limiting the generality of the foregoing, no sublessee of the Leased Premises shall be permitted to exercise the rights granted to Named Tenant under this Paragraph 4.

EXHIBIT E-1

TENANT'S EXTERIOR SIGN



27'-0"
2'-6"
North Valley Bank
2'-0"
INDIVIDUAL FABRICATED METAL PAN CHANNEL LETTERS, HALO LIT. TOTAL AREA, 69 SQUARE FEET.
North Valley Bank
KASE SIGN CO.
2210 DEMO CIRCLE
GOLD RIVER, CA 95670
(916) 638-1480
© 2011

EXHIBIT F

BUILDING RULES AND REGULATIONS

1. Sidewalks, doorways, halls, stairways, vestibules and other similar areas shall not be obstructed by any Tenant or used by them for purpose other than ingress to and egress from their respective Leased Premises, and for going from one part of the Building to another part.

2. Plumbing fixtures shall be used only for their designated purpose, and no foreign substances of any kind shall be deposited therein. Damage to any such fixture resulting from misuse by Tenant or any employee or invitee of Tenant shall be repaired at the expense of Tenant.

3. Nails, screws and other attachments to the Building require prior written consent from Landlord.

4. All contractors and technicians rendering any installation service to Tenant shall be subject to Landlord's approval and supervision prior to performing services. This applies to all work performed in the Building, including, but not limited to, installation of telephone, telegraph equipment, and electrical devices, as well as all installation affecting floors, walls, woodwork, windows, ceilings, and any other physical portion of the Building.

5. Movement in or out of the Building of furniture, office equipment, or other bulky material which requires the use of elevators, stairways, or Building entrance and lobby shall be performed after Building standard hours. All such movement shall be under Landlord's supervision, and the use of an elevator for such movements may, at Landlord's election, be restricted to the Building's freight elevators. Prearrangements with Landlord shall be made regarding the time, method, and routing of such movement, and Tenant shall assume all risks of damage and pay the cost of repairing or providing compensation for damage to the Building, to articles moved and injury to persons or public resulting from such moves. Landlord shall not be liable for any acts or damages resulting from any such activity.

6. Corridor doors, when not in use, shall be kept closed.

7. Tenant shall cooperate with Landlord in maintaining the Leased Premises. Tenant shall not employ any person for the purpose of cleaning the Leased Premises other than the Building's cleaning and maintenance personnel.

8. Deliveries of water, soft drinks, newspapers, or other such items to any Leased Premises shall be restricted to hours established by Landlord and made by use of the freight elevators if Landlord so directs.

9. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, fish, or animals of any kind shall be brought into or kept in, on or about the Leased Premises.

10. No cooking shall be done in the Leased Premises except in connection with convenience lunch room or beverage service for employees and guests (on a non-commercial basis) in a

manner which complies with all of the provisions of the Lease and which does not produce fumes or odors.

11. Food, soft drink or other vending machines shall not be placed within the Leased Premises without Landlord's prior written consent.

12. Tenant shall not use or keep on its Leased Premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment.

13. Tenant shall not tamper with or attempt to adjust temperature control thermostats in the Leased Premises. Landlord shall make adjustments in thermostats on call from Tenant.

14. Tenant shall comply with all requirements necessary for the security of the Leased Premises, including the use of service passes issued by Landlord for after hours movement of office equipment/packages, and signing security register in Building lobby after hours.

15. Tenant shall not exceed, or permit the exceeding of, the standard occupancy density limit for the Building, which is one (1) individual for every one hundred eighty (180) square feet of Net Rentable Area.

16. Landlord will furnish Tenant with a reasonable number of initial keys for entrance doors into the Leased Premises and may charge Tenant for additional keys, thereafter. All such keys shall remain the property of Landlord. No additional locks are allowed on any door of the Leased Premises without Landlord's prior written consent and Tenant shall not make any duplicate keys, except those provided by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to the Leased Premises, and give to Landlord the combination of all locks for safes and vault doors, if any, in the Leased Premises.

17. Landlord retains the right, without notice or liability to any tenant, to change the name and street address of the Building.

18. Canvassing, peddling, soliciting, and distribution of handbills in the Building are prohibited and each tenant will cooperate to prevent these activities.

19. Landlord reserves the right to rescind any of these rules and regulations and to make future rules and regulations required for the safety, protection, and maintenance of the Building, the operation and preservation of good order thereof, and the protection and comfort of the tenants and their employees and visitors. Such rules and regulations, when made and written notice given the Tenant, shall be binding as if originally included herein.

EXHIBIT G

COMMENCEMENT LETTER

Date: ______________________

Tenant: ______________________
Address: ______________________
____
____

Re: Commencement Letter with respect to that certain Lease Agreement dated as of __________, 200_ (the "Lease"), by and between HINES DOUGLAS CORPORATE CENTER LP, a Delaware limited partnership, as Landlord, and ____________, a ____________, as Tenant, for _______ (____) square feet of Net Rentable Area on the ____(__) Floor of the Building located at 2999 Douglas Boulevard, in the City of Roseville, California, commonly known as "Douglas Corporate Center I".

Dear ________________:

Capitalized terms used in this Commencement Letter and not otherwise defined herein shall have the meanings given such terms in the Lease. In accordance with the terms and conditions of the Lease, Tenant accepts possession of the Leased Premises and acknowledges that:

1. The Term Commencement Date of the Lease is ______________________.

2. The Term Expiration Date of the Lease is ______________________.

Please acknowledge the foregoing and your acceptance of possession of the Leased Premises by signing all three (3) counterparts of this Commencement Letter in the space provided and returning two (2) fully executed counterparts to my attention. Tenant's failure to execute and return this Commencement Letter, or to provide written objection to the statements contained in this Commencement Letter, within thirty (30) days after the date this Commencement Letter is delivered shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

____
Authorized Signatory

Acknowledged and Accepted:

Tenant: ____________________

By: ____________________
Name: ____________________
Title: ____________________
Date: ____________________

EXHIBIT H

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

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